Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

Frank J. Steciuk,

Paul B. Steciuk,

Peter A. Steciuk

and

AMERICAN SUPERCONDUCTOR CORPORATION

TABLE OF CONTENTS

Section     Page

Article I. PURCHASE AND SALE OF THE ACQUIRED INTERESTS	2

Section 1.1     Purchase of the Acquired Interests from the Stockholders     2

Section 1.2     Further Assurances     2

Section 1.3     Purchase Price     2

Section 1.4     The Closing     2

Section 1.5     Closing Deliveries     2

Section 1.6     Earnout     4

Section 1.7     Escrow Fund     9

Section 1.8     Withholding Rights     9

Article II. REPRESENTATIONS OF THE STOCKHOLDERS REGARDING THE ACQUIRED INTERESTS 10

Section 2.1     Title     10

Section 2.2     Authority     10

Section 2.3     Noncontravention     10

Section 2.4     Litigation     10

Section 2.5     Brokers     11

Section 2.6     Investment Representation     11

Section 2.7     Exclusivity of Representations and Warranties     11

Article III. REPRESENTATIONS OF THE STOCKHOLDERs REGARDING THE Acquired Companies 12

Section 3.1     Organization, Qualification and Corporate Power     12

Section 3.2     Capitalization     12

Section 3.3     Subsidiaries     13

Section 3.4     Noncontravention     14

Section 3.5     Financial Statements     14

Section 3.6     Absence of Certain Changes     14

Section 3.7     Undisclosed Liabilities     16

Section 3.8     Tax Matters     16

Section 3.9     Assets     19

Section 3.10     Real Property     19

Section 3.11     Intellectual Property     20

Section 3.12     Information Security and Data Privacy     22

Section 3.13     Inventory     23

Section 3.14     Contracts     23

Section 3.15     Accounts Receivable     24

Section 3.16     Powers of Attorney     25

Section 3.17     Insurance     25

Section 3.18     Litigation     25

Section 3.19     Warranties     25

Section 3.20     Employees     25

Section 3.21     Employee Benefits     27

Section 3.22     Environmental Matters     28

Section 3.23     Customers and Suppliers     29

Section 3.24     Permits; Compliance with laws     29

Section 3.25     Affiliate Transactions     30

Section 3.26     Brokers’ Fees     30

Section 3.27     Books and Records     30

Section 3.28     Exclusivity of Representations and Warranties     31

Article IV. REPRESENTATIONS OF THE BUYER	31

Section 4.1     Organization, Qualification and Corporate Power     31

Section 4.2     Authorization of Transaction     31

Section 4.3     Noncontravention     31

Section 4.4     Brokers’ Fees     32

Section 4.5     Investment Representation     32

Section 4.6     Capitalization     32

Section 4.7     Reports and Financial Statements     33

Section 4.8     Investigation; No Additional Representations     33

Article V. COVENANTS	34

Section 5.1     Expenses     34

Section 5.2     Non-Competition; Non-Solicitation     34

Section 5.3     Proprietary Information     35

Section 5.4     Tax Matters     36

Section 5.5     Employee Matters.     40

Section 5.6     Release     41

Section 5.7     Preservation of Records     41

Article VI. INDEMNIFICATION	42

Section 6.1     Indemnification by the Stockholders     42

Section 6.2     Indemnification by the Buyer     42

Section 6.3     Indemnification Claims     42

Section 6.4     Survival of Representations and Warranties     45

Section 6.5     Limitations     45

Section 6.6     Release of Escrow Amount     46

Section 6.7     Adjustments for Tax Purposes     46

Article VII. DEFINITIONS	47

Article VIII. MISCELLANEOUS	61

Section 8.1     Press Releases and Announcements     61

Section 8.2     Notices     61

Section 8.3     Successors and Assigns     62

Section 8.4     Entire Agreement; Amendments; Attachments     62

Section 8.5     Severability     63

Section 8.6     No Third Party Beneficiaries     63

Section 8.7     Governing Law     63

Section 8.8     Jurisdiction     63

Section 8.9     Section Headings     63

Section 8.10     Counterparts and Facsimile Signature     63

Section 8.11     Waiver of Jury Trial     63

Section 8.12     Confidentiality Agreement     64

Section 8.13     Privileges; Conflicts     64

Section 8.14     Headings; Construction     64

Schedules

Schedule I-A     –     Company Shares

Schedule I-B     –     HoldCo Interests

Schedule II        –     Specified Employees

Schedule III       –     Allocation of Buyer Shares

STOCK PURCHASE AGREEMENT

This stock purchase Agreement (this “Agreement”), dated as of October 1, 2020, is entered into by and among American Superconductor Corporation, a Delaware corporation (the “Buyer”), Frank J. Steciuk (“F. Steciuk”), Paul B. Steciuk (“Pa. Steciuk”) and Peter A. Steciuk (“Pe. Steciuk”, and together with F. Steciuk and Pa. Steciuk, each a “Stockholder” and collectively, the “Stockholders”). The Buyer and the Stockholders are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”.

RECITALS

1.     Each Stockholder owns as of the date hereof (a) the number of issued and outstanding shares of capital stock of Northeast Power Systems, Inc., a New York corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I-A (the “Company Shares”) and, (b) the percentage of the membership interests of Northeast Power Realty, LLC, a New York limited liability company (“HoldCo”, and together with the Company, the “Acquired Companies”), set forth opposite such Stockholder’s name on Schedule I-B (the “HoldCo Interests”, and together with the Company Shares, the “Acquired Interests”).

2.     The Acquired Interests owned by the Stockholders, as set forth on Schedule I-A, represent, in the aggregate, (a) all of the issued and outstanding shares of the Company’s capital stock as of the date hereof, and (b) all of the issued and outstanding membership interests of HoldCo as of the date hereof.

3.     The Buyer desires to purchase from each Stockholder, and each Stockholder desires to sell, such Stockholder’s Acquired Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.

4.     As an inducement and condition to Buyer’s willingness to enter into this Agreement, in connection with the consummation of the transactions contemplated hereby, each Stockholder has, concurrently with the Closing, entered into (a) an employment agreement regarding continuing employment with Buyer or the Company following the Closing (the “Key Employee Agreements”) and (b) a general release in favor of the Buyer (the “General Release”).

5.     As an inducement and condition to Buyer’s willingness to enter into this Agreement, in connection with the consummation of the transactions contemplated hereby, the Stockholders have delivered to the Buyer a duly executed proprietary inventions assignment and confidentiality agreements (the “Inventions Assignment and Confidentiality Agreement”) from each employee listed on Schedule II hereto (the “Specified Employees”).

6.     Capitalized terms used in this Agreement without definition shall have the respective meanings set forth in Article VII.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Article I.
PURCHASE AND SALE OF THE ACQUIRED INTERESTS

Section 1.1     Purchase of the Acquired Interests from the Stockholders. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Stockholders shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholders, all of the Acquired Interests, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

Section 1.2     Further Assurances. Each Party shall execute and deliver, or shall cause to be executed or delivered, such documents and other papers and shall take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Transaction Documents and give effect to the transactions contemplated by this Agreement and the Transaction Documents.

Section 1.3     Purchase Price. The consideration paid for the Acquired Interests shall consist of the following (collectively, the “Purchase Price”):

(a)     $26,000,000 (the “Cash Purchase Price”);

(b)     A number of restricted shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by dividing (i) $11,000,000 by (ii) the average closing price per share of Buyer Common Stock on the Nasdaq Global Select Market over the twenty (20) consecutive Trading Days immediately preceding the Closing (the “Closing Buyer Shares”); and

(c)     Additional shares of Buyer Common Stock (if any) payable after the Closing in accordance with Section 1.6 (such additional shares of Buyer Common Stock, the “Performance Shares”, and collectively with the Closing Buyer Shares, the “Buyer Shares”).

Section 1.4     The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of executed documents, at 10:00 a.m., local time, on the date hereof (the “Closing Date”). At the Closing, the Parties shall take such actions and make such deliveries as set forth in Section 1.5 below, which actions and deliveries shall be deemed to occur simultaneously at the Closing.

Section 1.5     Closing Deliveries.

(a)     Buyer Deliveries. At the Closing:

(i)     The Buyer shall deliver to the Stockholders a duly executed counterpart of this Agreement;

(ii)     the Buyer shall deliver to the Stockholders an amount equal to the Cash Purchase Price minus the Escrow Amount by wire transfer of immediately available funds to the account(s) set forth on Section 1.5(a)(ii) of the Disclosure Schedule;

(iii)     the Buyer shall deliver evidence to the Stockholders that the Closing Buyer Shares have been issued to the Stockholders in book-entry form on a pro rata basis in accordance with the percentages set forth on Schedule III;

(iv)     the Buyer shall deliver to each Stockholder a duly executed Key Employee Agreement;

(v)     the Buyer shall deliver to the Stockholders and the Escrow Agent a counterpart to the Escrow Agreement that has been duly executed by Buyer;

(vi)     the Buyer shall deliver the Escrow Amount to the Escrow Agent in accordance with Section 1.7; and

(vii)     the Buyer shall deliver the Buyer Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Queensbury Payoff Letter.

(b)     Stockholders’ Deliveries. At the Closing:

(i)     Each Stockholder shall deliver to the Buyer a duly executed counterpart to this Agreement;

(ii)     each Stockholder shall deliver to the Buyer and the Escrow Agent counterparts to the Escrow Agreement that have been duly executed by each Stockholder;

(iii)     each Stockholder shall deliver to the Buyer a duly executed Key Employee Agreement;

(iv)     each Stockholder shall deliver to the Buyer a duly executed the General Release;

(v)     the Stockholders shall deliver to the Buyer resignations effective as of the Closing Date of those directors and officers of the Company Group listed on Section 1.5(b)(v) of the Disclosure Schedule;

(vi)     each Stockholder shall deliver to the Buyer a certificate dated as of the Closing Date pursuant to Sections 1445 and 1446 of the Code in form and substance reasonably satisfactory to the Buyer, certifying that he is not a foreign person for U.S. federal income Tax purposes;

(vii)     the Stockholders shall deliver to the Buyer the Queensbury Payoff Letter;

(viii)     the Stockholders shall deliver the Remaining Payoff Amount, if any, by wire transfer of immediately available funds to the account(s) designated in the Queensbury Payoff Letter;

(ix)     the Stockholders shall deliver to the Buyer the Revolver Payoff Letter and the associated Lien Release Documents;

(x)     the Stockholders shall deliver the Revolver Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Revolver Payoff Letter;

(xi)     the Stockholders shall deliver to the Buyer good and marketable title to the Queensbury Property, free and clear of all Liens except for Permitted Liens;

(xii)     the Stockholders shall deliver evidence satisfactory to the Buyer (as determined in Buyer’s sole discretion) that (A) the Amendment #1 to the Service Marketing and Consulting Contract has been executed and (B) the Company has paid $100,000 to Rodrigo Dunner Giudice in connection with such Amendment #1 to the Service Marketing and Consulting Contract;

(xiii)     the Stockholders shall deliver to the Buyer a duly executed Inventions Assignment and Confidentiality Agreement from each Specified Employee; and

(xiv)     the Stockholders shall deliver to the Buyer certificates evidencing the Acquired Interests duly endorsed in blank or with stock powers (in the case of Company Shares) or an assignment of membership interests (in the case of the Holdco Interests), in each case duly executed by the applicable Stockholder.

Section 1.6     Earnout.

(a)     Performance Period. The Buyer shall make additional payments to the Stockholders of the shares of Buyer Common Stock based upon the achievement of the Revenue Objectives during the Performance Period.

(b)     Definitions. The following definitions shall apply to this Section 1.6:

(i)     “Change of Control” means, with respect to the Buyer or the Company, the occurrence after the Closing of any transaction that results in (A) the sale or transfer to an unaffiliated third party of fifty percent (50%) or more of the Equity Securities in the Buyer or the Company; or (B) the acquisition by any unaffiliated Person or related group of Persons, by way of merger, sale, transfer, consolidation or other business combination or acquisition of all or substantially all of the assets or properties of the Buyer or the Company.

(ii)     “DVAR Product Line Revenue” means the consolidated revenue recognized by the Buyer and its Subsidiaries from (A) the sale of (1) D-VAR® (Dynamic Volt-Amp. Reactive) systems, (2) D-VAR VVO®s (Volt-VAR Optimizers), and (3) any other STATCOM products and, (B) commissioning and maintenance services relating to Buyer products described in (A)(1) – (A)(2), as determined in accordance with GAAP applied by the Buyer in a manner consistent with the application of such principles in other parts of the Buyer’s business.

(iii)     “First Total Revenue Objective” means $75,000,000.

(iv)     “Fourth Total Revenue Objective” means (A) during the first Performance Year after the Closing, $25,000,000; (B) during the second Performance Year after the Closing, $50,000,000; and (C) during the third Performance Year after the Closing, $75,000,000.

(v)     “NEPSI Product Line Revenue” means the consolidated revenue recognized by the Company and its Subsidiaries from all sources and the consolidated revenue recognized by the Buyer and its Subsidiaries from (A) the sale of (1) medium-voltage metal-enclosed power capacitor banks and harmonic filter banks for use on electric power systems, (2) actiVARs™, (3) MV-TVSS™ (Medium Voltage Transient Surge Suppressor), (4) RC Snubbers protecting medium-voltage transformer primary windings from high frequency voltage transients and (5) any other product manufactured by the Company and its Subsidiaries at the Queensbury Property, other than any Buyer products, including, without limitation, D-VAR®, D-VAR VVO®s and electrical control systems, (B) onsite startup, commissioning and maintenance services relating to Company products described in (A)(1) – (A)(5), and (C) power system analysis and filter design studies, as determined in accordance with GAAP applied by the Buyer in a manner consistent with the application of such principles in other parts of the Buyer’s business.

(vi)     “NEPSI & DVAR Product Line Revenue” means NEPSI Product Line Revenue plus D-VAR Product Line Revenue.

(vii)     “Performance Period” means the period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date.

(viii)     “Performance Year” means any of the following periods of time: (A) the Closing Date through September 30, 2021, (B) October 1, 2021 through September 30, 2022, (C) October 1, 2022 through September 30, 2023 and (D) October 1, 2023 through September 30, 2024.

(ix)     “Performance Year Revenue Objective” means $80,000,000.

(x)     “Revenue Objective” means, as the context requires, the First Total Revenue Objective, the Second Total Revenue Objective, the Third Total Revenue Objective, the Fourth Total Revenue Objective or the Performance Year Revenue Objective.

(xi)     “Second Total Revenue Objective” means $90,000,000.

(xii)     “Third Total Revenue Objective” means $120,000,000.

(c)     Earnout Payments. As additional Purchase Price, the Buyer shall be required to issue Performance Shares to the Stockholders (any such issuance, an “Earnout Payment”), with such aggregate issuance being split among the Stockholders on a pro rata basis in accordance with the percentages set forth on Schedule III, if and only to the extent any such Earnout Payment is required to be made pursuant to clauses (i) through (v) below:

(i)     If at any time during the first three (3) years of the Performance Period, the NEPSI Product Line Revenue since the Closing Date is greater than or equal to the First Total Revenue Objective, then the Buyer shall issue to the Stockholders an aggregate of 300,000 Performance Shares. For the avoidance of doubt, in no event shall Buyer be required to make more than one (1) Earnout Payment pursuant to this clause (i).

(ii)     If at any time during the first three (3) years of the Performance Period, the NEPSI Product Line Revenue since the Closing Date is greater than or equal to the Second Total Revenue Objective, then the Buyer shall issue to the Stockholders an aggregate of 300,000 Performance Shares in addition to the Performance Shares issued pursuant to clause (i). For the avoidance of doubt, in no event shall Buyer be required to make more than one (1) Earnout Payment pursuant to this clause (ii).

(iii)     Solely in the event that no Earnout Payment is required to be made pursuant to the foregoing Section 1.6(c)(ii), if at any time during the fourth Performance Year, the NEPSI Product Line Revenue since the Closing Date is greater than or equal to the Third Total Revenue Objective, then the Buyer shall issue to the Stockholders an aggregate of 300,000 Performance Shares in addition to the Performance Shares issued pursuant to clause (i). For the avoidance of doubt, in no event shall Buyer be required to make more than one (1) Earnout Payment pursuant to this clause (iii).

(iv)     If, in any Performance Year during the first three (3) years of the Performance Period, the NEPSI & DVAR Product Line Revenue during such Performance Year is greater than or equal to the Performance Year Revenue Objective, then the Buyer shall issue to the Stockholders an aggregate of 300,000 Performance Shares in addition to the Performance Shares issued pursuant to clause (i)-(iii). For the avoidance of doubt, in no event shall Buyer be required to make more than one (1) Earnout Payment pursuant to this clause (iv).

(v)     If at any time during the first three (3) years of the Performance Period, the NEPSI Product Line Revenue since the Closing Date is greater than or equal to the then applicable Fourth Total Revenue Objective, then, upon the first achievement of any such Fourth Total Revenue Objective, the Buyer shall issue to the Stockholders an aggregate of 100,000 Performance Shares in addition to the Performance Shares issued pursuant to clauses (i)-(iv). For the avoidance of doubt, in no event shall Buyer be required to make more than one (1) Earnout Payment pursuant to this clause (v).

(d)     Earnout Determination. Within sixty (60) days following the end of each Performance Year and then again within sixty (60) days following the end of the applicable Performance Period set forth in each of Sections 1.6(c)(i)-(v) (e.g., within sixty (60) days after the first three (3) years of the Performance Period), Buyer shall deliver to the Stockholders a statement setting forth the NEPSI Product Line Revenue and the NEPSI & DVAR Product Line Revenue for such time period and, in the event of a statement delivered pursuant to the end of an applicable Performance Period, a calculation of the Earnout Payment (if any) and applicable clause in this Agreement pursuant to which any such Earnout Payment is being made (an “Earnout Statement”). For purposes of an Earnout Statement delivered pursuant to the end of the applicable Performance Period set forth in each of Sections 1.6(c)(i)-(v), the Stockholders shall have forty-five (45) days from receipt of such Earnout Statement (the “Verification Period”) to verify Buyer’s determination of the NEPSI Product Line Revenue and NEPSI & DVAR Product Line Revenue and Earnout Payment (if any). During the applicable Verification Period, the Stockholders shall have reasonable and customary access during normal business hours, subject to the confidentiality obligations set forth herein, to financial and other records and statements necessary to verify the NEPSI Product Line Revenue, the NEPSI & DVAR Product Line Revenue and the Earnout Payment (if any) set forth in the Earnout Statement; provided, however, that in connection with such access, (i) the Stockholders shall minimze disruption to the Buyer’s and the Company Group’s business and (ii) the Stockholders shall be accompanied at all times by the Buyer’s Chief Financial Officer. Any disagreements as to the calculations set forth in the Earnout Statement shall be described in a written notice to Buyer within the applicable Verification Period (an “Adjustment Notice”), setting forth in reasonable detail the Stockholders’ objections to Buyer’s calculations set forth in the Earnout Statement. If the Stockholders do not deliver an Adjustment Notice to Buyer within the applicable Verification Period, the applicable Earnout Statement shall be deemed final and binding on all Parties and the Earnout Payment (if any) shall be paid in accordance with such Earnout Statement. For sake of clarity, the Stockholder shall not be required to issue an Adjustment Notice and shall not be deemed to accept any Earnout Statements delivered by Buyer to the Stockholders within sixty (60) days following the end of each Performance Year.

(e)     Earnout Determination Dispute. If the Stockholders notify the Buyer in writing within forty-five (45) days after receipt of any Earnout Statement that they object to the computations included in the Earnout Statement, and if the Stockholders and the Buyer are unable to reach agreement thereon within thirty (30) days after such notification, the determination of the disputed computations shall be submitted to a mutually-agreed nationally recognized third-party firm of independent certified public accountants (the “Special Accountants”) for determination, whose determination shall be binding and conclusive on the Parties absent manifest error or fraud. Buyer and the Stockholders shall be granted access to all documents made available to the Special Accountants by the other Party, provided that any information contained in the documents shall be subject to the confidentiality provisions set forth herein. Prior to the Special Accountants’ issuance of its final determination, Buyer and the Stockholders shall have the opportunity to provide the Special Accountants with input and any additional information that they deem relevant, provided that the Special Accountants shall not be required to use any such input or information in connection with its review and determination. The Special Accountants shall promptly deliver copies of its report to Buyer and the Stockholders, setting forth its determination of the NEPSI Product Line Revenue, the NEPSI & DVAR Product Line Revenue and the Earnout Payment (if any) for the applicable Performance Period in question (the “Special Accountants’ Report”). The Special Accountants’ Report shall be final, binding and conclusive upon all Parties absent manifest error or fraud. If the Special Accountants determine that Buyer’s computation of the Earnout Payment set forth in the Earnout Statement was incorrect, then the Buyer shall pay the Special Accountants’ fees, costs and expenses. If the Special Accountants determine that the Buyer’s computation of the Earnout Payment set forth in the Earnout Statement was correct, then the Stockholders shall pay the Special Accountants’ fees, costs and expenses.

(f)     Timing of Earnout Payments. Any Earnout Payment that the Buyer is required to make pursuant to Section 1.6(c) shall be paid in full to the Stockholders (pro rata in accordance with the percentages set forth on Schedule III) no later than twenty (20) days following date upon which the Earnout Statement with respect to such Earnout Payment becomes binding and conclusive upon the Parties pursuant to Section 1.6(d) or Section 1.6(e), as applicable.

(g)     Payment of Performance Shares upon Certain Changes. Notwithstanding the foregoing, but subject to the following Section 1.6(i), if:

(i)     (x) a Change of Control occurs during the Performance Period, or (y) the Buyer or the Company sells all or substantially all of the products, technology or related assets which comprise the products, technology and related assets identified in the definition of NEPSI Product Line Revenue in a transaction or series of transactions to any Person, or (z) the Buyer or the Company sells any one of the underlying products identified in the definition of NEPSI Product Line Revenue that accounts for fifty percent (50%) or more of the consolidated revenue of the NEPSI Product Line Revenue for the trailing twelve (12) months prior to such sale, then, upon the first to occur of the foregoing clauses (i)(x), (i)(y) or (i)(z) and to the extent that a final determination with respect to any Revenue Objective has not already been made at such time, any such outstanding Revenue Objective shall automatically be deemed to be achieved, and the Stockholders shall be entitled to the corresponding Earnout Payment; or

(ii)     (x) the Buyer or the Company sells all or substantially all of the products, technology or related assets which comprise the products, technology and related assets identified in the definition of DVAR Product Line Revenue in a transaction or series of transactions to any Person, or (y) the Buyer or the Company sells any one of the underlying products identified in the definition of DVAR Product Line Revenue that accounts for fifty percent (50%) or more of the consolidated revenue of the DVAR Product Line Revenue for the trailing twelve (12) months prior to such sale, then, upon the first to occur of the foregoing clauses (ii)(x) or (ii)(y) and to the extent that a final determination with respect to the Performance Year Revenue Objective has not already been made at such time, such Revenue Objective shall automatically be deemed to be achieved, and the Stockholders shall be entitled to the corresponding Earnout Payment set forth in Section 1.6(c)(iv).

(h)     Operations of Company during Earnout Period. During the Performance Period, the Buyer shall not, and shall cause the Company not to, take any action the primary purpose of which is to decrease the Earnout Payments or avoid payment of the Earnout Payments. In the event of a breach of this Section 1.6(h), (x) any outstanding Revenue Objective shall automatically be deemed achieved, and the Stockholders shall be entitled to the corresponding Earnout Payment and (y) the payment of the Earnout Payment pursuant to the foregoing clause (x) shall be the sole and exclusive remedy available to the Stockholders for any such breach, and none of the Buyer nor any of its Affiliates shall have any other liability whatsoever relating to or arising out of any such breach.

(i)     Holdback of Earnout Payments. Notwithstanding anything to the contrary contained herein, if the Buyer has made any claim for indemnification pursuant to Sections 6.1(b)-(h) hereof, and such claim or claims have not been paid by the Stockholders or otherwise resolved, then (subject to the limitations set forth in Section 6.5) the Buyer shall be entitled to hold back that number of Performance Shares otherwise payable pursuant to this Section 1.6 that have a fair market value equal to the aggregate Damages incurred or reasonably expected to be incurred by the Indemnified Party, less any portion of such claim as has actually been paid by the Stockholders pursuant to Article VI. Upon the resolution of an indemnity claim pursuant to Sections 6.1(b)-(h), the Buyer shall be entitled to retain and assume all rights to and ownership of such number of Performance Shares, if any, as would otherwise be payable under Section 1.6 having a fair market value equal to the amount the Buyer is entitled to receive pursuant to the resolution of such indemnity claim (which shall release the Stockholders of their obligations to pay such amount to the Buyer under Article VI and shall release the Buyer of its obligations to pay such Performance Shares under this Section 1.6). For purposes of this Section 1.6(i), the fair market value of one share of Buyer Common Stock shall be deemed to be the closing price of a share of Buyer Common Stock on the Nasdaq Global Select Market on the date of the final resolution of the indemnity claim made by the Buyer pursuant to Article VI; provided, however, if the Stockholders become entitled to an Earnout Payment after Buyer makes a claim for indemnification pursuant to Sections 6.1(b)-(h), but prior to a final resolution of such claim, then, for purposes of determining the number of shares to hold back until the claim has been resolved, the fair market value shall be determined as of the date the applicable Earnout Payment becomes due and payable as determined in accordance with Section 1.6(d) or Section 1.6(e) (as applicable). Notwithstanding the foregoing, the Buyer shall not be entitled to hold back Performance Shares in connection with the indemnity claims made pursuant to Sections 6.1(a).

Section 1.7     Escrow Fund. In accordance with the Escrow Agreement, at the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), to be held for purposes of securing the indemnification obligations of the Stockholders set forth in this Agreement. The terms of, and timing and payment of, the cash held in the Escrow Fund shall be in accordance with Article VI of this Agreement and the terms and conditions set forth in the Escrow Agreement.

Section 1.8     Withholding Rights. The Buyer, its Affiliates, and the Acquired Companies, as the case may be (each, a “Payor”) shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement any income Taxes as may be required to be deducted and withheld with respect to the making of such payment or any other consideration payable pursuant to this Agreement under the Code or any other applicable income Tax Law; provided, however, other than for amounts payable at the Closing, no amount may be withheld unless the Payor has provided each affected Stockholder with at least five (5) Business Days’ advance written notice of the amount of income Tax that the Payor intends to withhold and the basis for any such withholding (except to the extent such withholding arises from a Stockholder’s failure to provide the certificates required to be delivered pursuant to Section 1.5(b)(vi); and provided, further, that Payor and the affected Stockholder shall use commercially reasonable efforts to eliminate or reduce the amount of any such withholding by preparing and, if required, filing any necessary, appropriate or helpful certificates, notices or other documents. To the extent that amounts are so withheld by the Payor and timely deposited with the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder to whom such amounts would otherwise have been paid.

Article II.
REPRESENTATIONS OF THE STOCKHOLDERS REGARDING THE ACQUIRED INTERESTS

Each Stockholder, severally and not jointly with any other Stockholder and only as to himself, represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date hereof.

Section 2.1     Title.

(a)     Such Stockholder has good, valid and marketable record and beneficial title to the Acquired Interests to be sold by such Stockholder hereunder, free and clear of all Liens, other than restrictions on transfers under applicable securities Laws. As to such Stockholder only, Schedule I sets forth a true and correct listing of the Acquired Interests owned by such Stockholder as of the date hereof.

(b)     Such Stockholder is not a party to any option, warrant, purchase right, or other Contract or commitment that would require such Stockholder to sell, transfer, or otherwise dispose of the Acquired Interests owned by him (other than this Agreement). Such Stockholder is not a party to any voting trust, proxy, or other Contract with respect to the voting of the Acquired Interests owned by such Stockholder.

Section 2.2     Authority. Such Stockholder has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to transfer, convey and sell to the Buyer at the Closing the Acquired Interests to be sold by such Stockholder hereunder, the Buyer will acquire from such Stockholder good and valid title to the Acquired Interests owned by such Stockholder, free and clear of all Liens, other than restrictions on transfers under applicable securities Laws. This Agreement and the other Transaction Documents to which such Stockholder is a party have been duly and validly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) constitute a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 2.3     Noncontravention. Neither the execution and delivery by such Stockholder of this Agreement or any other Transaction Document to which such Stockholder is a party, nor the consummation by such Stockholder of the transactions contemplated hereby or thereby by such Stockholder, will (a) require on the part of such Stockholders any material notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract to which such Stockholder is a party, or (c) violate in any material respect any Law or Order applicable to such Stockholder.

Section 2.4     Litigation. There is no Legal Proceeding to which such Stockholder is a named party pending or, to the Knowledge of the Stockholder, threatened, in writing, against such Stockholder that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, such Stockholder is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

Section 2.5     Brokers. Such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 2.6     Investment Representation.

(a)     Such Stockholder acknowledges and agrees that the Buyer Shares payable to such Stockholder in accordance with Article I will be acquired for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities Laws.

(b)     Such Stockholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(c)     Such Stockholder has had such opportunity as he has deemed adequate to obtain from the Buyer and its representatives such information as is necessary to permit such Stockholder to evaluate the merits and risks of his acquisition of the Buyer Shares. Such Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Buyer Shares and to make an informed investment decision with respect to such acquisition. Such Stockholder has sought such accounting, legal and tax advice as he has considered necessary to make an informed investment decision with respect to his acquisition of the Buyer Shares.

(d)     Such Stockholder understands that the Buyer Shares, when issued, will be restricted securities under the United States federal securities Laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering, and that under such Laws and applicable regulations, the Buyer Shares may be resold without registration under the Securities Act only in certain limited circumstances.

(e)     Such Stockholder understands that a legend substantially in the following form will be placed on the certificates or other instruments representing the Buyer Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

Section 2.7     Exclusivity of Representations and Warranties. (a) The representations and warranties made by such Stockholder in this Article II are the exclusive representations and warranties made by such Stockholder with respect to such Stockholder and none of such Stockholder or any other Person has made or makes any other express or implied representation or warranty, at law or in equity, either written or oral, on behalf of such Stockholder and (b) each Stockholder hereby disclaims any other express or implied representation or warranties, either written or oral, with respect to himself. Nothing in this Section 2.7 shall limit, restrain or otherwise preclude a claim for fraud with respect to the representations and warranties in this Agreement.

Article III.
REPRESENTATIONS OF THE STOCKHOLDERs REGARDING THE Acquired Companies

The Stockholders, severally and not jointly, represent and warrant to the Buyer that, except as set forth in the applicable section of the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date hereof. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection of this Article III, provided that disclosure of an item in any section or subsection of the Disclosure Schedule shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is clear based on the plain language of such disclosure.

Section 3.1     Organization, Qualification and Corporate Power. Each Acquired Company is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of the state of New York. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it owns, operates or leases or otherwise holds assets, so as to require such qualification or good standing as listed in Section 3.1 of the Disclosure Schedule, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Acquired Company has all requisite corporate or limited liability company power and authority to carry on the businesses in which it is engaged as is now being conducted and to own and use the properties owned and used by it. The Stockholders have furnished to the Buyer complete and accurate copies of the Governing Documents of each Acquired Company and Company Subsidiary, each in effect as of the date hereof, and each of which is in full force and effect. No Acquired Company or Company Subsidiary is in violation of any provision of its Governing Documents in any material respect.

Section 3.2     Capitalization .

(a)     The authorized capital stock of the Company consists of 200 shares of common stock, no par value, of which 63 shares are issued and outstanding and constitute the Company Shares. HoldCo has duly authorized a single class of limited liability company interests, which constitute the HoldCo Interests.

(b)     All of the Acquired Interests are validly issued. Other than the Governing Documents, there are no outstanding subscriptions, options, restricted stock or units, stock or unit appreciation awards, warrants, commitments, preemptive rights, Contracts to which an Acquired Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, the Acquired Interests or any other securities of an Acquired Company.

(c)     There are no accrued or unpaid dividends with respect to any outstanding Equity Securities of the Acquired Companies. Section 3.2(c) of the Disclosure Schedule sets forth a true and complete list of the record owners of the Acquired Interests, including the number or percentage (as applicable) of the total issued and outstanding Acquired Interests held by such Persons.

(d)     The Acquired Interests have not been issued in violation of applicable securities Law, and the Acquired Companies are not under any obligation to register or list, under the Securities Act or any other applicable securities Law, any of the Acquired Interests.

(e)     The Acquired Interests constitute 100% of the issued and outstanding Equity Securities of the Acquired Companies. There are no outstanding or existing Equity Securities of the Acquired Companies other than the Acquired Interests.

(f)     Except as described in Section 3.2(f) of the Disclosure Schedule, there are no outstanding Contractual obligations of the Acquired Companies or any Company Subsidiary or any Stockholder (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Equity Securities in the Acquired Companies. There are no outstanding bonds, debentures, notes or other Indebtedness of the Acquired Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equityholders of the Acquired Companies may vote.

Section 3.3     Subsidiaries.

(a)     The Company directly owns beneficially and of record, all of the issued and outstanding Equity Securities of each of the Company Subsidiaries, other than as set forth on Section 3.3(a) of the Disclosure Schedule, free and clear of any Liens, and all of such outstanding Equity Securities have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights, rights of first refusal or “put” or “call” rights (in each case other than restrictions created by statute), including under any Contract to which the Company or any Company Subsidiary or any Stockholder is a party or by which the Company or any Company Subsidiary or any Stockholder is bound. There are no accrued and unpaid dividends with respect to any outstanding Equity Securities of any Company Subsidiary.

(b)     There are no outstanding or existing Equity Securities of any Company Subsidiary, other than those described in Section 3.3(a).

(c)     Except as described in Section 3.3(c) of the Disclosure Schedule, there are no outstanding Contractual obligations or other commitments, agreements or arrangements of the Acquired Companies or any of the Company Subsidiaries or any Stockholder (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Equity Securities in any Company Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equityholders of the Company Subsidiaries may vote.

(d)     Neither the Company nor any Company Subsidiary owns any Equity Securities in any Person, other than Equity Securities in a Company Subsidiary.

(e)     HoldCo does not own or have any interest in any Equity Securities in any Person.]

Section 3.4     Noncontravention. Except as listed in Section 3.4 of the Disclosure Schedule, neither the execution, delivery or performance by the Acquired Companies of this Agreement or the other Transaction Documents to which such Acquired Company is a party, nor the consummation by the Acquired Companies of the transactions contemplated hereby or thereby, will (a) conflict with or violate the provisions of the Governing Documents of any Acquired Company or any Company Subsidiary, (b) require on the part of any Acquired Company or Company Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract to which such Acquired Company is a party or (d) violate any Law applicable to any Acquired Company or Company Subsidiary, except in the case of clauses (b), (c) and (d), as would not reasonably be expected to have a Material Adverse Effect.

Section 3.5     Financial Statements. The Financial Statements relate solely to the Company and do not reflect any information concerning its Subsidiaries or HoldCo which does not comply with GAAP. In addition, the Financial Statement were prepared on an income Tax basis, do not include accruals for deferred tax assets and liabilities, and do not include footnote disclosure. The Financial Statements fairly present the financial condition of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

Section 3.6     Absence of Certain Changes.

(a)     Since the Interim Balance Sheet Date, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Companies.

(b)     Since the Interim Balance Sheet Date, (i) the Stockholders have operated the Acquired Companies and Company Subsidiaries in the Ordinary Course of Business and (ii) except for the matters set forth on Section 3.6(b) of the Disclosure Schedule, none of the Acquired Companies or Company Subsidiaries has taken any of the following actions:

(i)     made any dividend, return of capital or distribution of profits or assets, or any payments in lieu of any dividend, return of capital or distribution, paid or made (including any interest payments) or any repurchase, redemption or return of share or loan capital paid or agreed to be paid (including any interest payments), in each case to, for the benefit of, or at the direction of any Stockholder or any of its Affiliates, in each case, whether paid or made in cash or other property;

(ii)     issued, redeemed, sold, pledged, disposed of, granted, transferred or encumbered any shares of capital stock of, or other Equity Securities in, any Acquired Company or Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Securities or such convertible or exchangeable securities of any Acquired Company or Company Subsidiary;

(iii)     split, combined or reclassified any of its Equity Securities, or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of its Equity Securities;

(iv)     other than trade payables incurred in the Ordinary Course of Business, created, incurred or assumed any Indebtedness (including obligations in respect of capital leases), assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or made any loans, advances or capital contributions to, or investments in, any other Person;

(v)     entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or arrangement, or increased the compensation or benefits of, or modified the employment terms of, its directors, officers or employees, each with annual compensation in excess of $100,000, or paid any bonus, severance or other benefit to its directors, officers or employees, or accelerated the vesting of, or payment of, any compensation or benefit under any Company Plan or hire or terminate (except for cause) any officers or any employees, except for increases in compensation, benefits or payment of bonuses in the Ordinary Course of Business;

(vi)     acquired, sold, leased, licensed or disposed of any assets or property (including any shares or other Equity Securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(vii)     mortgaged or pledged any of its property or assets or subject any such property or assets to any Lien, except for Permitted Liens;

(viii)     discharged or satisfied any Lien or paid any obligation or liability other than in the Ordinary Course of Business, except with respect to the transactions contemplated by this Agreement and the Transaction Documents;

(ix)     amended its Governing Documents;

(x)     changed its accounting methods, principles or practices, except with respect to the transactions contemplated by this Agreement and the Transaction Documents;

(xi)     made, changed or revoked any Tax election, settled or compromised any claim for Taxes, changed (or requested to any Governmental Entity to change) any material aspect of any method of accounting for Tax purposes, file any income Tax Return, filed any amended Tax Return, failed to file any non-income Tax Return when due (or, alternatively, failed to file for available extensions) or failed to cause such Tax Returns when filed to be complete and accurate in all respects, failed to pay any amount of Taxes when due, entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) or other agreement with any Governmental Entity relating to Taxes, or surrendered any claim for a refund of Taxes or taken (or failed to take) any other action that could increase the Tax liability of any Taxpayer or any of its Affiliates or decrease any Tax asset of any Taxpayer or any of its Affiliates in any taxable period (or portion thereof) beginning on the Closing Date;

(xii)     entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waive any rights under, any Material Contract required to be listed in Section 3.10(a), Section 3.10(b), Section 3.11(a) or Section 3.14 of the Disclosure Schedule;

(xiii)     formed any Subsidiary;

(xiv)     purchased, sold, assigned, transferred, licensed, leased, abandoned or otherwise disposed of any Company Intellectual Property other than in the Ordinary Course of Business;

(xv)     made or committed to make any capital expenditure in excess of $75,000 per item or $150,000 in the aggregate;

(xvi)     instituted or settled any Legal Proceeding;

(xvii)     adopted a plan of complete or partial liquidation, dissolution, merger, restructuring or recapitalization; or

(xviii)     agreed to take, authorized or approved any of the foregoing actions.

Section 3.7     Undisclosed Liabilities. No Acquired Company or Company Subsidiary has any liability, except for (a) liabilities shown on the Interim Balance Sheets, (b) liabilities which have arisen since the Interim Balance Sheet Date in the Ordinary Course of Business or as disclosed in Section 3.6 of the Disclosure Schedule, and (c) as listed in Section 3.7 of the Disclosure Schedule.

Section 3.8     Tax Matters. Except as set forth on Section 3.8 of the Disclosure Schedule:

(a)     Each Taxpayer has properly filed on a timely basis all income Tax Returns and all other material Tax Returns that it is and was required to file (taking into account any extensions of time granted for the filing of such Tax Returns), and all such Tax Returns were true, correct and complete in all material respects. Each Taxpayer has properly paid on a timely basis all Taxes, whether or not shown or required to be shown on such Tax Returns, that were due and payable. With respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due and owing, each Taxpayer has made appropriate accruals in accordance with GAAP for such Taxes on the Financial Statements. All material Taxes that each Taxpayer is or was required by Law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. Each Taxpayer has complied in all material respects with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b)     Each Taxpayer has delivered or made available to the Buyer complete and correct copies of (i) all income Tax Returns of the Taxpayer for Taxable periods beginning on or after January 1, 2016, and (ii) all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Taxpayer relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of any Taxpayer by any Governmental Entity or other administrative or judicial Tax proceeding is currently in progress or, to the Knowledge of the Stockholders and Taxpayers, threatened or contemplated, nor does any Stockholder or Taxpayer have Knowledge of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the any Taxpayer. No Stockholder or Taxpayer has been informed by any jurisdiction that the jurisdiction believes that any of the Taxpayers was required to file any Tax Return that was not filed.

(c)     No Taxpayer has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed with any Governmental Entity any power of attorney relating to Taxes.

(d)     Each Taxpayer has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Each Taxpayer has disclosed on its federal and state income Tax Returns all “listed transactions” as defined in Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) and, if applicable, comparable provisions under state Tax Law.

(e)     There are no Liens or other encumbrances, with respect to Taxes upon any of the assets or properties of any Taxpayer, other than with respect to Taxes not yet due and payable.

(f)     No Taxpayer has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the past five (5) years.

(g)     No Taxpayer has made any payments, is obligated to make any payments, nor is it a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, if made by such Taxpayer, “excess parachute payments” within the meaning of Section 280G of the Code.

(h)     None of the assets of any Taxpayer (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(i)     No Taxpayer has undergone a change in its method of accounting that would result in an adjustment to its Taxable income pursuant to Section 481 of the Code for a Tax period beginning after the Closing Date. No Taxpayer will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or other agreement with a Governmental Entity executed prior to the Closing; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction occurring prior to the Closing; (v) prepaid amount received prior to the Closing or (vi) any liability under Section 965 of the Code. Each Taxpayer currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

(j)     No Taxpayer has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(k)     Within the last five (5) years, no Taxpayer has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.

(l)     Section 3.8(l) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which each Taxpayer files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(m)     No Taxpayer has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. No Taxpayer has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign Tax Law), as a transferee or successor under applicable Tax Law, or by contract (other than pursuant to customary provisions in commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

(n)     To the Knowledge of the Stockholders, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of any Taxpayer, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)     Each Taxpayer has maintained complete and accurate records, including all material exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the any Taxpayer and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

(p)     No Taxpayer is bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(q)     The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and, to the extent applicable, analogous provisions of state and local Tax Law) at all times since January 1, 2001.

(r)     HoldCo and any Subsidiary of HoldCo has been properly treated and classified as a partnership within the meaning of Section 761(a) of the Code (and to the extent applicable, analogous provisions of state income Tax Law) at all times since its formation. HoldCo has in effect a valid election under Section 754 of the Code (and, to the extent applicable, analogous provision of applicable state income Tax Law).

(s)     HoldCo has not made an election to have the Budget Act apply to any taxable year of HoldCo beginning before January 1, 2018, and HoldCo has not failed to make an election pursuant to Section 6226 of the Code (or an analogous provision of state, local or other Tax Law) with respect to any Tax Proceeding for which such an election was available

(t)     The representations set forth in this Section 3.8 and Section 3.21 are the only representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes will be based on the representations made in this Section 3.8 and Section 3.21 and will not be based on the representations set forth in any other provision of this Agreement. In addition, nothing in this Section 3.8 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount, availability or usability of any net operating loss, capital loss, Tax basis or other Tax asset or attribute of any Taxpayer in any Tax period, or portion thereof, beginning after the Closing Date (including the portion of any Straddle Period beginning after the Closing Date).

Section 3.9     Assets. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies and the Company Subsidiaries, each of the Acquired Companies and the Company Subsidiaries has good title to, or a valid leasehold interest in, the assets and properties (tangible or intangible) used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens, except for Permitted Liens.

Section 3.10     Real Property.

(a)     Section 3.10(a) of the Disclosure Schedule lists all of the real property owned by any Acquired Company or Company Subsidiary (the “Owned Real Property”). The relevant Acquired Company or Company Subsidiary has good and marketable fee simple title to the Owned Real Property, subject to Permitted Liens. To the Knowledge of the Stockholders, the current use and operation of the Owned Real Property does not violate any applicable Law, Permit or Contract.

(b)     Section 3.10(b) of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Stockholders have delivered to the Buyer complete and accurate copies of the Leases including all modifications and amendments thereto. With respect to each Lease, (i) such Lease has been duly authorized, executed and delivered by the Company or Company Subsidiary, as applicable, and is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws, and subject to Permitted Liens; and (ii) no Acquired Company, Company Subsidiary, or, to the Knowledge of the Stockholders, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Stockholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Acquired Company, Company Subsidiary or, to the Knowledge of the Stockholders, any other party under such Lease.

(c)     No Person, other than the Acquired Companies or Company Subsidiaries, has the right to use or occupy the Real Property, except for any Permitted Liens.

(d)     The Real Property constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Company Group and which are necessary for the conduct of its business as presently conducted. Except as disclosed on Section 3.10(d) of the Disclosure Schedule, the Stockholders do not have any interests (including option interests) in any real property other than the Real Property.

(e)     Neither the Acquired Companies nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Leased Real Property, except for the Queensbury Property Debt and any Permitted Liens.

Section 3.11     Intellectual Property.

(a)     Section 3.11(a) of the Disclosure Schedule lists all Company Registrations. All assignments of Company Registrations to the Acquired Companies and Company Subsidiaries have been properly executed and recorded. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Acquired Companies and Company Subsidiaries, and, as of the date of this Agreement, none of the Company Intellectual Property has been held by a court to be invalid or unenforceable.

(b)     No Company Registrations have been or are now involved in any inventorship challenge, interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding, nor have any of the foregoing been threatened. To the Knowledge of the Stockholders, the Acquired Companies and Company Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Acquired Companies and Company Subsidiaries and have made no material misrepresentation in such applications.

(c)     Each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially the same terms and conditions as it was immediately prior to the Closing. The Acquired Companies or Company Subsidiaries are the sole and exclusive owners of all Company Owned Intellectual Property, free and clear of any Liens, and have valid rights pursuant to written agreements to Exploit all other Company Intellectual Property as the same is Exploited by the Acquired Companies and Company Subsidiaries in the business as currently conducted.

(d)     As of the date of this Agreement, none of the Customer Offerings, or the Exploitation thereof by any Acquired Company or Company Subsidiary or by any reseller, distributor, customer or user thereof, or any other activity of any Acquired Company or Company Subsidiary, has been accused, in writing, of infringing or violating, or constituting a misappropriation of any Intellectual Property rights of any third party. As of the date of this Agreement, none of the Company Intellectual Property, or the Acquired Companies’ or Company Subsidiaries’ past or current Exploitation thereof, or any other activity undertaken by them in connection with the business of the Company Group or the conduct thereof, has been accused, in writing, of infringing or violating, or constituting a misappropriation of any Intellectual Property rights of any third party. To the Knowledge of the Stockholders, the conduct of the business of the Acquired Companies and the Company Subsidiaries does not infringe or violate or constitute a misappropriation of any Intellectual Property rights of any third party, except as would not reasonably be expected to have a Material Adverse Effect. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of any Acquired Company or Company Subsidiary to use any Intellectual Property in any manner, (ii) restrict the business of any Acquired Company or Company Subsidiary in order to accommodate any third party’s Intellectual Property, or (iii) permit third parties to use the Company Intellectual Property.

(e)     To the Knowledge of the Stockholders, no Person (including, without limitation, any current or former employee or consultant of any Acquired Company or Company Subsidiary) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to an Acquired Company or Company Subsidiary.

(f)     Section 3.11(f) of the Disclosure Schedule identifies each item of Company Licensed Intellectual Property and the license or agreement pursuant to which an Acquired Company or Company Subsidiary Exploits it (excluding currently-available, off the shelf software programs that are licensed by an Acquired Company or Company Subsidiary pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500).

(g)     No current or former shareholder, officer, director, or employee of the Acquired Companies and Company Subsidiaries (i) has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property or has excluded any Intellectual Property from their IP Agreement, or (ii) has been named as an inventor on any patent owned by, or pending patent application by, any Acquired Company or Company Subsidiary thereof for any device, process, design or invention of any kind now used by any of the Acquired Companies or Company Subsidiaries in the furtherance of their respective businesses, except for inventions that have been assigned to an Acquired Company or Company Subsidiary.

(h)     No government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Company Intellectual Property.

Section 3.12     Information Security and Data Privacy.

(a)     Each of the Acquired Companies and Company Subsidiaries are in compliance in all material respects with all applicable Privacy Commitments. The Acquired Companies and Company Subsidiaries operate appropriate technical and organizational security measures to protect Company Data against unauthorized access, accidental loss or destruction of or damage to Company Data in its possession or control, which measures are, to the Knowledge of the Stockholders, consistent with standards that are customary in the industry in which the Acquired Companies and Company Subsidiaries operates.

(b)     To the Knowledge of the Stockholders, none of the Acquired Companies or Company Subsidiaries have collected or received any Personal Data online from children under the age of thirteen (13) without (where legally required) verifiable parental consent or directed any of its websites to children under the age of thirteen (13) through which such Personal Data could be obtained.

(c)     None of the Acquired Companies or Company Subsidiaries Process Personal Information, except for name and contact information, relating to customers or client end users located in the EEA or UK. None of the Acquired Companies or Company Subsidiaries have transferred or permitted the transfer of Personal Data originating in the EEA or UK outside the EEA or UK, except where such transfers have complied with the requirements of Privacy Laws and the applicable Privacy Commitments.

(d)     None of the Acquired Companies or Company Subsidiaries sell, rent or otherwise make available to any Person any Personal Data, except in a manner that complies in all material respects with the applicable Privacy Commitments. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Commitments of Acquired Companies and Company Subsidiaries.

(e)     None of the Acquired Companies or Company Subsidiaries have received any written notice that it is or, to the Knowledge of the Stockholders, has been in breach of any Privacy Commitment to limit its use of, secure or otherwise safeguard Personal Data and no such breach has occurred within the applicable statute of limitations for a claim arising out of such a breach.

(f)     Except as disclosed on Section 3.12(f) of the Disclosure Schedule, to the Knowledge of the Stockholders, none of the Acquired Companies or Company Subsidiaries have experienced any unauthorized access to, deletion or other misuse of, any Personal Data in its possession or control (a “Security Incident”) or made or been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident.

(g)     None of the Acquired Companies or Company Subsidiaries have received a written request, complaint or objection to its collection or use of Personal Data from any data protection authority or third party (including any individuals) that remains unresolved. No action, audit, assessment, suit, legal proceeding, investigation, administrative enforcement proceeding or arbitration proceeding before any court, administrative body or other Governmental Body (whether or a criminal, civil or administrative nature) has been filed, commenced or threatened against any Acquired Company or Company Subsidiary, alleging any failure to comply with any Privacy Laws, and none of the Acquired Companies or Company Subsidiaries have incurred any material liabilities under any applicable Privacy Laws.

Section 3.13     Inventory. All inventory of the Company, consists of a quality and quantity usable and saleable in its Ordinary Course of Business, except for obsolete items and items of below-standard quality, and subject to any applicable reserves on the Interim Balance Sheet. All such inventory is owned by the Company free and clear of all Liens, except Permitted Liens, and no inventory is held on a consignment basis.

Section 3.14     Contracts.

(a)     Section 3.14 of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts (each such Contract required to be so listed, a “Material Contract” and collectively, the “Material Contracts”) to which any Acquired Company or Company Subsidiary is a party as of the date of this Agreement:

(i)     any Contract for the lease of personal property from or to third parties providing for lease payments in excess of $100,000 per annum or having a remaining term longer than twelve (12) months;

(ii)     any Contract for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance (for the avoidance of doubt, excluding any warranty obligations) over a period of more than one (1) year and which involves aggregate consideration in excess of $100,000 per year (whether payable or receivable by any Acquired Company or Company Subsidiary), or (B) in which any Acquired Company or Company Subsidiary has granted manufacturing rights, service-level guarantees, “key man” provisions, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)     any Contract concerning the establishment or operation of a partnership, joint venture or similar arrangement;

(iv)     any distribution, dealer, sales representative or sales agency Contract for which annual payments exceed $100,000;

(v)     any Contract under which any Acquired Company or Company Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations), or under which any Acquired Company or Company Subsidiary has imposed (or may impose) a Lien on any of its assets, tangible or intangible, outside the Ordinary Course of Business);

(vi)     any Contract for the disposition of any significant portion of the assets or business of any Acquired Company or Company Subsidiary (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii)     any Contract containing a covenant of any Acquired Company or Company Subsidiary limiting either the type or line of business in which any Acquired Company or Company Subsidiary may engage or the geographic area in which any of them may so engage;

(viii)     any employment or consulting Contract that provides for an annual base salary or other fees equal to or in excess of $100,000;

(ix)     any Contract involving any current or former officer, director or stockholder of any Acquired Company or Company Subsidiary or an Affiliate thereof;

(x)     any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; and

(xi)     any settlement Contract arising out of any claim asserted by any Person (including any Governmental Entity).

(b)     The Acquired Companies have delivered to the Buyer a complete and accurate copy of each Material Contract, together with all amendments, modifications or supplements thereto. With respect to each Material Contract required to be so listed: (i) the Material Contract is a legal, valid and binding obligation enforceable (except to the extent enforceability may be limited by any Enforceability Exception) in accordance with its terms against an Acquired Company, as applicable, and to the Knowledge of the Stockholders, against each other party thereto; (ii) no party to such Contract has exercised or, to the Knowledge of the Stockholders, threatened in writing to exercise any termination rights with respect to any such Contract; and (iii) none of the Acquired Companies or Company Subsidiaries is, and to the Knowledge of the Stockholders, no other party is, in material breach of, or material default under, any such Contract, and no event has occurred that (with or without the passage of time or giving notice) would constitute a material breach or material default by any Acquired Company or Company Subsidiary or, to the Knowledge of the Stockholders, any other party under such Contract.

Section 3.15     Accounts Receivable. To the Knowledge of the Stockholders, all accounts receivable of the Company Group reflected on the Interim Balance Sheets (other than those paid since such date) have arisen from bona fide transactions entered into by an Acquired Company or Company Subsidiary and are valid receivables subject to no setoffs or counterclaims.

Section 3.16     Powers of Attorney. Except as disclosed on Section 3.16 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any Acquired Company or Company Subsidiary.

Section 3.17     Insurance. Section 3.17 of the Disclosure Schedule lists each material insurance policy to which any Acquired Company or Company Subsidiary is a party. To the Knowledge of the Stockholders, there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and no Acquired Company or Company Subsidiary will be liable for retroactive premiums or similar payments. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The insurance policies disclosed on Section 3.17 of the Disclosure Schedule are sufficient for compliance in all material respects with all applicable Laws and agreements to which any Acquired Company or Company Subsidiary is a party or by which it is bound.

Section 3.18     Litigation. Except as set forth in Section 3.18 of the Disclosure Schedule, there is no, and during the past three (3) years (ending on the date of this Agreement) there has been no, Legal Proceeding which is pending (or Order outstanding against or binding on any Acquired Company or Company Subsidiary) or, to the Knowledge of the Stockholders, has been threatened in writing against any Acquired Company or Company Subsidiary and, to the Knowledge of the Stockholders, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding (or Order).

Section 3.19     Warranties. Section 3.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company Group in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.

Section 3.20     Employees.

(a)     Section 3.20(a) of the Disclosure Schedule contains a list of all employees of the Acquired Companies and Company Subsidiaries (the “Company Employees”), along with the job title or position, the annual base salary or hourly rate of compensation, as applicable, the commission, target bonus or other incentive-based compensation opportunity of each such person, each employee’s leave status (as applicable) and expected date of return, and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws. No employees of any Acquired Company or Company Subsidiary are a party to a non-competition agreement with an Acquired Company or Company Subsidiary.

(b)     To the Knowledge of the Stockholders, no key employee or group of employees of any Acquired Company or Company Subsidiary has any plans to terminate their employment. No Acquired Company or Company Subsidiary is party to any collective bargaining agreement or other contract with any group of employees, labor organization or other representative of any of the employees of any Acquired Company or Company Subsidiary, and to the Knowledge of the Stockholders, there are no activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Stockholders, been threatened any strike, slow-down, picketing, work-stoppage, material grievance, or other similar labor activity or dispute with respect to any current or former employees of any Acquired Company or Company Subsidiary. In the past three (3) years, to the Knowledge of the Stockholders, no Acquired Company or Company Subsidiary (including any of its officers) has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with an Acquired Company or Company Subsidiary any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by any Acquired Company or Company Subsidiary or any of their respective employees relating to accounting.

(c)     Except as set forth on Section 3.20(c) of the Disclosure Schedule, there is not presently existing, and during the past three (3) years there has not been, any claim pending, or to the Knowledge of the Stockholders, threatened against any Acquired Company or Company Subsidiary, related to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. The Acquired Companies and Company Subsidiaries have not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law.

(d)     Except as would not result in a material liability for any Acquired Company or Company Subsidiary, in the past three (3) years, each Acquired Company and Company Subsidiary has correctly classified those individuals performing services for such Acquired Company or Company Subsidiary (as applicable) as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Acquired Company or Company Subsidiary (as applicable), and no Acquired Company or Company Subsidiary has any material liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Acquired Company or Company Subsidiary (as applicable) in any capacity being improperly excluded from participating in a Company Plan.

(e)     The Acquired Companies and Company Subsidiaries (i) have fully and timely paid all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and contractors pursuant to applicable Law, Contract or policy, (ii) each individual who is providing, or has provided, services to an Acquired Company or Company Subsidiary and is or was treated as an independent contractor, consultant, or other non-employee service provider is or was (as applicable) properly so treated for all purposes and (iii) all social security contributions, wage Tax and other payments due and payable to a Governmental Entity in connection with the employment relationships with its current and former employees pursuant to applicable Law, Contract or policy.

(f)     In the past three (3) years, to the Knowledge of the Stockholders, there have not been (i) any allegations or formal complaints made to or filed with any Acquired Company or Company Subsidiary related to sexual harassment or sexual misconduct; (ii) any other claims or investigations initiated, filed, threatened in writing or, to the Knowledge of the Stockholders, threatened orally against any Acquired Company or Company Subsidiary related to sexual harassment or sexual misconduct, or (iii) any other allegations, formal or informal complaints or any other claims or investigations initiated, filed, threatened in writing or, to the Knowledge of the Stockholders, threatened orally by or against any current or former director, officer or senior level management employee of any Acquired Company or Company Subsidiary.

(g)     Since March 1, 2020, no Acquired Company or Company Subsidiary has materially reduced the compensation, benefits or working schedule of any of its employees, in each case, for any reason relating to the COVID-19 pandemic.

Section 3.21     Employee Benefits.

(a)     Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. With respect to each Company Plan, complete and accurate copies of the following have been delivered or otherwise made available to Buyer: (i) each material document constituting a part of each Company Plan, including current plan documents and trust agreements, and any amendments there to, or, to the extent that no plan documents exists, a written description thereof; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent letter received by the Company Group from a Governmental Entity regarding the tax-qualified status of such Company Plan; (vi) any material non-routine correspondence with a Governmental Entity; and (vii) the most recent written results of any required compliance testing.

(b)     Each Company Plan has been established, maintained, funded, administered and operated in compliance in all material respects with its terms and with the requirements of all applicable Laws. Each Acquired Company, Company Subsidiary and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto.

(c)     There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) pending, or to the Knowledge of the Stockholders, threatened, involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)     All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(e)     At no time during the past six (6) years has any Acquired Company, Company Subsidiary or ERISA Affiliate maintained, sponsored or contributed to, or been obligated to contribute to, or been reasonably expected to have any liability with respect to (i) any plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer plan as described in Section 413(c) of the Code, (iii) any “multiemployer plan”, within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. No Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code or similar state law).

(f)     To the Knowledge of the Stockholders, no act or omission has occurred and no condition exists with respect to any Company Plan that would subject any Acquired Company, Company Subsidiary or ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(g)     Each Company Plan is amendable and terminable unilaterally by an Acquired Company or Company Subsidiary (as applicable) at any time without liability or expense to any Acquired Company, Company Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).

(h)     Except as set forth on Section 3.21(h) of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in connection with any other event, will (i) entitle any current or former director, officer, employee or service provider of an Acquired Company or Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former director, officer, employee or service provider of any Acquired Company or Company Subsidiary or trigger any other obligation under any Company Plan, (iii) result in any breach or violation of or default under or limit any Acquired Company’s, Company Subsidiary’s or Buyer’s right to amend, modify or terminate any Company Plan.

(i)     No current or former director, officer, employee or service provider of any Acquired Company or Company Subsidiary is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(j)     Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated in compliance in all material respects with Code Section 409A.

(k)     No Acquired Company or Company Subsidiary has (i)  received any financing, funding, loan or other benefit under the CARES Act or similar Law or executive order of the President of the United States, including any loan under the Paycheck Protection Program under the CARES Act, similar law or executive order of the President of the United States or (ii) deferred any Taxes under Section 2302 of the CARES Act, similar law or executive order of the President of the United States or claimed any Tax credit under Section 2301 of the CARES Act, similar law or executive order of the President of the United States or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

Section 3.22     Environmental Matters. Each of the Acquired Companies and Company Subsidiaries has materially complied with, and is currently in material compliance with, all applicable Environmental Laws in relation to such Acquired Company’s or Company Subsidiary’s business, operations and properties. There is no pending or, to the Knowledge of the Stockholders, written threatened civil or criminal litigation, written notice of violation or liability, formal administrative proceeding, or investigation, written inquiry or information request by any Governmental Entity, in each case relating to or arising under any Environmental Law involving or relating to any Acquired Company or Company Subsidiary. To the Knowledge of the Stockholders, no Acquired Company or Company Subsidiary has any material liabilities or obligations arising from the release, spill or disposal of any Materials of Environmental Concern. No Acquired Company or Company Subsidiary has agreed to indemnify any other Person with respect to any violations of, or liabilities arising under, Environmental Laws. The Company has provided to Buyer a copy of any environmental audit and assessment reports in its or the Company Group’s possession or control relating to the Company Group’s business, operations, and properties.

Section 3.23     Customers and Suppliers. Section 3.23 of the Disclosure Schedule sets forth a list of (a) the top ten (10) customers of the Company and its Subsidiaries based on the consolidated revenues of the Company and its Subsidiaries during the last full fiscal year or the interim period through the Interim Balance Sheet Date and the amount of revenues accounted for by each such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company Group. No such customer or supplier has indicated in writing within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company Group. To the Knowledge of the Stockholders, no such customer or supplier is in material breach of any Material Contract with the Company Group.

Section 3.24     Permits; Compliance with laws.

(a)     Each Acquired Company and Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances from the applicable Governmental Entity necessary for the lawful conduct of their respective businesses in all material respects as presently conducted (each, a “Permit” and collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have any Company Permits, or the failure of any Company Permit to be in full force and effect, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies and Company Subsidiaries, taken as a whole. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies and Company Subsidiaries, taken as a whole, (i) no Company Permit has been revoked, suspended, terminated or materially impaired in any manner since January 1, 2017, (ii) no Acquired Company or Company Subsidiary is in material default or violation, in any respect, of any of Company Permits and (iii) since January 1, 2017, no Acquired Company or Company Subsidiary has received any written notice regarding any of the matters set forth in the foregoing clauses (i) and (ii). There are no Legal Proceedings pending or, to the Knowledge of the Stockholders, threatened, that seek the revocation, cancellation or modification of any Company Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies and Company Subsidiaries, taken as a whole. Since January 1, 2017, each Acquired Company and Company Subsidiary has been, to the Knowledge of the Stockholders, in compliance with each of the Company Permits.

(b)     Since January 1, 2017, (i) each Acquired Company and Company Subsidiary has been in material compliance with all Laws applicable to the Acquired Companies, and the Company Subsidiaries and (ii) no Acquired Company or Company Subsidiary has received any written notice alleging any such noncompliance, in each case, except for such noncompliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to any Acquired Company or Company Subsidiary.

(c)     Since January 1, 2017, no Acquired Company or Company Subsidiary, and, to the Knowledge of the Stockholders, no director, officer, agent, employee or other Person acting on behalf of any Acquired Company or Company Subsidiary, has knowingly, in the course of its actions for, or on behalf of, any of them, violated any provision of any applicable Anti-corruption Law. Since January 1, 2017, no Acquired Company or Company Subsidiary has received any written communication from a Governmental Entity (i) related to any investigation or inquiry with respect to a potential violation by an Acquired Company or Company Subsidiary or any representative thereof of any Anti-corruption Law, or (ii) that alleges that an Acquired Company or Company Subsidiary or any representative thereof is in violation of any Anti-corruption Law. Since January 1, 2017, to the Knowledge of the Stockholders, no Acquired Company or Company Subsidiary has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (A) that is located, organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Entity within such country or territory) or (B) that has been sanctioned by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

Section 3.25     Affiliate Transactions. Except as set forth on Section 3.25 of the Disclosure Schedule, (a) there are no Contracts between any Acquired Company or Company Subsidiary, on the one hand, and any Stockholder or any family members on the other hand, and (b) no Acquired Company or Company Subsidiary owes any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Stockholder or any family members, and (c) no property or asset of any Acquired Company or Company Subsidiary is presently owned by or leased by or to any Stockholder or any of its family members.

Section 3.26     Brokers’ Fees. No Acquired Company or Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 3.27     Books and Records. The books of account, minute books, membership interest record books and other material records of the Acquired Companies are complete and correct in all material respects and maintained in accordance with reasonable business practices.

Section 3.28     Exclusivity of Representations and Warranties. (a) The representations and warranties made by the Acquired Companies in this Article III are the exclusive representations and warranties made by the Stockholders about the Acquired Companies or any Company Subsidiary and no other Person has made or makes any other express or implied representation or warranty, at Law or in equity, either written or oral, on behalf of the Stockholders about the Acquired Companies or any Company Subsidiary, (b) each Stockholder hereby disclaims any other express or implied representation or warranties, either written or oral, with respect to the Company or any Company Subsidiary and (c) without limiting the generality of the foregoing, none of the Stockholders, the Company, any Company Subsidiary or any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company or any Company Subsidiary. Nothing in this Section 3.28 shall limit, restrain or otherwise preclude a claim for fraud with respect to the representations and warranties in this Agreement.

Article IV.
REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Stockholders as follows as of the date hereof:

Section 4.1     Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it owns, operates or leases or otherwise holds assets. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer is not in violation of any provision of its Governing Documents in any material respect.

Section 4.2     Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement, the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

Section 4.3     Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of its Governing Documents, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any Law or Order applicable to the Buyer or any of its properties or assets. The Buyer is not aware of any impediment or restriction which would prevent the completion of the transactions contemplated hereunder.

Section 4.4     Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.5     Investment Representation; Sufficient Funds.

(a)     The Buyer is acquiring the Acquired Interests from the Stockholders for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)     The Buyer has had such opportunity as it has deemed adequate to obtain from representatives of the Stockholders and the Company Group such information as is necessary to permit the Buyer to evaluate the merits and risks of its acquisition of the Acquired Interests and has conducted such due diligence examinations to its full satisfaction. The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Acquired Interests and to make an informed investment decision with respect to such acquisition. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of such Acquired Interests.

(c)     Buyer has, and shall have available at the Closing, sufficient cash or other sources of immediately available funds to pay all amounts payable by Buyer pursuant to this Agreement.

(d)     The issuance and delivery of any Buyer Shares pursuant to this Agreement is and shall be in compliance with applicable federal and state securities Laws and regulations and such Buyer Shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens and restrictions on transfer (other than restrictions on transfer under applicable federal and state securities Laws or any restrictions described in this Agreement).

Section 4.6     Capitalization. As of the date hereof, the authorized capital stock of the Buyer consists of 75,000,000 shares of Buyer Common Stock, and as of September 28, 2020, of which 23,447,524 shares of Buyer Common Stock and no shares of preferred stock of the Buyer are issued, 23,070,875 shares of Buyer Common Stock and no shares of preferred stock of the Buyer are outstanding, 135,243 shares of Buyer Common Stock are issuable upon the exercise of outstanding options, no shares of Buyer Common Stock are issuable upon the exercise of outstanding warrants, no shares of Buyer Common Stock are subject to unvested restricted stock units and 1,045,809 shares of Buyer Common Stock are reserved for future issuance under the Buyer’s stock incentive plans. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Governing Documents. All of the Buyer Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Governing Documents or any agreement to which the Buyer is a party or is otherwise bound.

Section 4.7     Reports and Financial Statements. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC from March 31, 2019 through the date of this Agreement. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (c) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

Section 4.8     Investigation; No Additional Representations. Buyer acknowledges that it is relying solely on its own independent investigation and analysis in entering into this Agreement and the transactions contemplated hereby and not on any factual representations or opinions of the Company, any Company Subsidiary, any Stockholder or any of their respective representatives (except for the specific representations and warranties of each Stockholder set forth in Article II and the Acquired Companies set forth in Article III) or any other documents or statements of any other Person. Buyer is knowledgeable about the industries in which the Company and the Company Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated hereby and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the books and records, facilities and personnel of the Company and the Company Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and the Company Subsidiaries. Without limiting the foregoing, the Buyer acknowledges and agrees, to the maximum extent permitted by Law, that, except in the case of fraud:

(a)     none of the Company, any Company Subsidiary or any Stockholder, or any of their respective representatives makes or has made any oral or written representation or warranty, either express or implied, with respect to the Company, any Company Subsidiary, their respective businesses or the transactions contemplated by this Agreement, other than the representations and warranties of Stockholders contained in Article II and the Acquired Companies contained in Article III of this Agreement; and

(b)     none of the Company, any Company Subsidiary or any Stockholder, or any of their respective representatives makes or has made any oral or written representation or warranty, either express or implied (including any implied warranty or representations as to the value, condition, merchantability, or suitability as to any of the assets of the Company or any Company Subsidiary), as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Company and Company Subsidiaries made available to the Buyer, its Affiliates or its representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company or any Company Subsidiary, in “break-out” discussions, in responses to questions submitted by or on behalf of the Company or any Company Subsidiary, their respective Affiliates or representatives, whether orally or in writing, in materials prepared by or on behalf of the Company or any Company Subsidiary, or in any other form or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company and the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement.

Article V.
COVENANTS

Section 5.1     Expenses. Except as set forth in Article VI, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.2     Non-Competition; Non-Solicitation

(a)     For a period of five (5) years from and after the Closing Date (the “Restricted Period”), each Stockholder covenants to the Buyer that it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) engage in or assist others in engaging in any Competitive Activities, other than in its capacity as an employee of the Buyer or the Company Group after the Closing or (ii) have an interest in any Person, other than Buyer, that engages directly or indirectly in Competitive Activities in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, the Stockholders may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange that engages in Competitive Activities if such Stockholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. “Competitive Activities” means any activities related to (a) the sale of (i) medium-voltage metal-enclosed power capacitor banks and harmonic filter banks for use on electric power systems, (ii) actiVARs™, (iii) MV-TVSS™ (Medium Voltage Transient Surge Suppressor), and (iv) RC Snubbers protecting medium-voltage transformer primary windings from high frequency voltage transients, (b) onsite startup, commissioning and maintenance services relating to Company products described in (a)(i) – (a)(iv), or (c) power system analysis and filter design studies.

(b)     During the Restricted Period, the Stockholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of any Acquired Company, Company Subsidiary or the Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that nothing in this Section 5.2(b) shall prevent any Stockholder or any of its Affiliates from (i) making general solicitations not targeted at such employees, including by updating the Stockholder’s respective LinkedIn profile or a Stockholder connecting with such employees on Facebook, LinkedIn, or other social media platform, provided they do not engage in any communication about future employment opportunities or (ii) hiring (A) any employee whose employment has been terminated by the Acquired Company, Company Subsidiary or Buyer (as applicable) or (B) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)     During the Restricted Period, the Stockholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Acquired Company, Company Subsidiary or the Buyer for purposes of diverting their business or services from the Acquired Company, Company Subsidiary or the Buyer (as applicable).

(d)     The Stockholders acknowledge that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the Stockholders of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)     The Stockholders acknowledge that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.3     Proprietary Information.

(a)     Each of the Stockholders shall, and shall cause its Affiliates to, hold in confidence all knowledge, data, material and other information of a secret, confidential or proprietary nature with respect to the Company Group or the business conducted by the Company Group (including any Company Data or Confidential Data) and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by any Stockholder, or as shall be required by Law or upon the requirement of any competent authority (provided that the Stockholders shall provide the Buyer written notice of such requirement as promptly as practicable as permitted by Law).

(b)     Each Stockholder agrees that the remedy at Law for any breach of this Section 5.3 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 5.3.

Section 5.4     Tax Matters.

(a)     Preparation of Tax Returns.

(i)     Income Tax Characterization. The Parties acknowledge and agree that, upon the Closing, the Company will become a wholly-owned subsidiary of Buyer and will be included in Buyer’s consolidated federal income Tax Return and, pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(2), the Company’s current income Tax year will be deemed to have terminated effective as of the close of business on the day prior to the Closing such that a federal and applicable state income Tax Returns will be required to be filed for the Company for the portion of calendar 2020 that ends on the day prior to the Closing Date (such income Tax Returns shall be hereinafter referred to collectively as the “Short Period 2020 Company Income Tax Returns”). The Parties also acknowledge and agree that, for federal and applicable state income Tax purposes, the purchase and sale of the HoldCo Interests contemplated by this Agreement is governed by Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) and, as such, shall be treated (i) as to the Stockholders, as selling all of their HoldCo Interests in a transaction that is governed by Section 741 of the Code as of the Closing Date and (ii) as to the Buyer, as a purchase of all the assets of the HoldCo such that HoldCo will be required to file a federal and applicable state income Tax Returns for the portion of calendar 2020 that ends on the Closing Date (such income Tax Returns shall be hereinafter referred to collectively as the “Final 2020 HoldCo Income Tax Returns”). The Parties also acknowledge and agree that the Purchase Price is being paid solely and exclusively for the Acquired Interests, and that no portion thereof is allocable or attributable, for federal or applicable state income Tax purposes, to any of the other undertakings of the Stockholders under this Agreement or under any of the other agreements being entered into in connection with this Agreement. The Parties shall report the transactions contemplated by this Agreement for federal and applicable state income Tax purposes in accordance with this Section 5.4(a)(i), and no Party shall take any position on any Tax Return, in any audit, examination, appeal, court proceeding or otherwise, that is inconsistent with such characterization unless expressly required to do so pursuant to a final “determination” (as that term is defined for purposes of Code Section 1313) to the contrary; provided, that this Section 5.4(a)(i) shall not prevent Buyer, the Stockholders or any of their Affiliates from settling, or require any of them to litigate, a proposed deficiency, adjustment, suit or other proceeding by any Governmental Entity with respect to the tax treatment of the transactions contemplated by this Agreement.

(ii)     Stockholder Prepared Income Tax Returns. The Stockholders shall prepare and file (or cause to be prepared and filed) in a timely manner all income Tax Returns of the Taxpayers for taxable periods that end on or prior to the Closing Date that are required to be filed (taking into account valid extensions of time to file) by any Taxpayer after the Closing Date including, but not limited to, the Short Period 2020 Company Income Tax Returns and the Final 2020 HoldCo Income Tax Returns. All such income Tax Returns shall be prepared in a manner consistent with the past practices of the Taxpayers and in a manner that is consistent with the income Tax characterization of the transactions contemplated by this Agreement described in clause (i) above and as otherwise required by applicable Law. At least thirty (30) days prior to the due date (taking into account valid extensions of time to file) for any income Tax Return of the Taxpayers, the Stockholders shall deliver to the Buyer a copy of such income Tax Return for Buyer’s review and comment. With respect to any such income Tax Returns for which the related Taxes are imposed on the Stockholders under applicable Tax Law (and not any Taxpayer), Stockholders shall consider in good faith any written comments provided by the Buyer within fifteen (15) days of Buyer’s receipt of such Tax Return. With respect to any such income Tax Returns for which the related Taxes are imposed on any Taxpayer under applicable Law (and not any Stockholder), the Stockholders shall make such changes and revisions to such income Tax Returns as are reasonably requested by the Buyer in a writing provided by the Buyer within fifteen (15) days of Buyer’s receipt of such Tax Return.

(iii)     Other Tax Returns for the Acquired Companies. The Acquired Companies shall prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns for any taxable period (or portion thereof) that ends on or prior to the Closing Date or covers a Tax period that includes the Closing Date (other than income Tax Returns required to be filed by the Stockholders pursuant to this Section 5.4(a)), in each case, that are required to be filed (taking into account valid extensions of time to file) after the Closing Date. The Acquired Companies shall use their reasonable best efforts to make any such Tax Return for which Stockholders have liability pursuant to this Agreement available to the Stockholders for review and comment at least twenty (20) days prior to the due date for filing such Tax Returns (or such shorter period as is reasonable taking into account the applicable Taxes and due date for filing such Tax Returns). The Acquired Companies shall make such changes and revisions to such Tax Returns as are reasonably requested by the Stockholders in a writing provided by such Stockholders within fifteen (15) days of the Stockholders’ receipt of such Tax Return to the extent such changes and revisions relate to Taxes for which the Stockholders have liability pursuant to this Agreement. Notwithstanding anything to the contrary, any consolidated or other group Tax Return relating to the Buyer or any of its Affiliates shall not be subject to this Section 5.4(a)(iii).

(iv)     Liability for Taxes. No later than five (5) Business Days prior to the due date (after giving effect to extensions) for the payment of any Taxes with respect to any Tax Return required to be filed by the Acquired Companies pursuant to this Section 5.4(a), (A) the Buyer and the Stockholders shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the Buyer or the Acquired Companies (as directed by the Buyer) within three (3) Business Days, an amount equal to the portion of such Taxes shown as due by the Acquired Companies on any such Tax Return for which the Stockholders have liability pursuant to this Agreement or (B) in the event that no Escrow Amount remains, the Stockholders shall pay to the Buyer or the Acquired Companies (as directed by the Buyer), an amount equal to the portion of such Taxes shown as due by the Acquired Companies on any such Tax Return for which the Stockholder have liability pursuant to this Agreement).

(b)     Allocation of Taxes. In the case of any taxable period that begins on or prior to the Closing Date but ends after the Closing Date, the amount of any Taxes allocated to the portion of such taxable period that ends on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days during the such taxable period before and including the Closing Date and the denominator of which is the total number of calendar days such taxable period and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the end of the day on the Closing Date; provided, that with respect to the Company, for U.S. federal and applicable state income tax purposes, any such income Taxes shall be determined based on an interim closing of the books as of the end of the day on the day immediately preceding the Closing Date (taking into the adjustments for extraordinary items listed on Section 5.4(a)(i) of the Disclosure Schedule).

(c)     Transfer Taxes. The Buyer shall pay all real estate Transfer Taxes up to $50,000 and the Stockholders shall pay all other Transfer Taxes. The Parties shall reasonably cooperate with respect to filing any Tax Returns for Transfer Taxes and remitting payment with respect thereto.

(d)     Tax Contests. The Buyer and the Stockholders shall promptly notify the other party in writing upon receipt by such party or any of their Affiliates of a written notice of any pending or threatened action with respect to Taxes for which the Stockholders may have liability pursuant to this Agreement (“Tax Contest Claims”), provided, however, that no failure or delay by any Party to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Parties hereunder, except to the extent the other Parties are actually prejudiced thereby. The Buyer and the Stockholders shall cooperate with each other in the conduct of any Tax Contest Claim. The Stockholders shall have the right to control the conduct of any Tax Contest Claim relating solely to any taxable period that ends on or before the Closing Date if the Stockholders agree in writing that the Stockholders are liable for all Taxes payable with respect to such Tax Contest Claim and the Stockholders provide the Buyer with written notice of their election to control such Tax Contest Claim within thirty (30) days of receipt of notice thereof (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of the Buyer to defend such Tax Contest Claim) (any such claim, a “Stockholder Tax Contest Claim”); provided, that (i) the Stockholders shall keep the Buyer informed regarding the progress and substantive aspects of any Stockholder Tax Contest Claim, (ii) the Buyer shall be entitled to participate in any Stockholder Tax Contest Claim and (iii) the Stockholders shall not compromise, settle or otherwise resolve any Stockholder Tax Contest Claim without obtaining the Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall have the right to control all Tax Contest Claims (other than Stockholder Tax Contest Claims); provided, that (A) the Buyer shall keep the Stockholders informed regarding the progress and substantive aspects of any issues in such Tax Contest Claim for which the Stockholders have liability pursuant to this Agreement, (B) the Stockholders shall be entitled to participate in such Tax Contest Claim with respect to any issues for which the Stockholders have liability pursuant to this Agreement and (C) the Buyer shall not compromise or settle any issues in such Tax Contest Claim for which the Stockholders have liability pursuant to this Agreement, without obtaining the Stockholders’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, with respect to any Tax Contest Claim relating to a taxable period of the HoldCo ending on or prior to the Closing Date, if determined by Buyer (in its sole discretion), the Stockholders shall and shall cause their Affiliates to take any and all actions necessary to make any available “push out” election under Section 6226 of the Code and Treasury Regulation Section 301.6226-1(a) (and any similar provisions under applicable Law) with respect thereto. Notwithstanding anything to the contrary, to the extent of any conflict between this Section 5.4(d) and Section 6.3, this Section 5.4(d) and not Section 6.3 shall govern the defense of any Tax Contest Claims.

(e)     Allocation of Purchase Price. As soon as is reasonably practicable after the Closing Date, Buyer shall prepare and deliver to the Stockholders a schedule setting forth the allocation of the Cash Purchase Price and the Closing Buyer Shares (together with any other amounts properly treated as purchase price for U.S. federal income and applicable state Tax purposes) (i) between the Company Shares and the HoldCo Interests and (ii) with respect to the amount allocated in clause (i) to the HoldCo Interest, among the assets of the HoldCo, in each case, in accordance with the Code, the Treasury Regulations promulgated thereunder and other applicable Law (the “Proposed Purchase Price Allocation”). Within thirty (30) days following the receipt of the Proposed Purchase Price Allocation, the Stockholders shall deliver to Buyer in writing either (A) its agreement as to the Proposed Purchase Price Allocation, or (B) its dispute thereof (the “Purchase Price Allocation Dispute Notice”), which shall specify in reasonable detail the nature of such dispute. If the Stockholders deliver their agreement as to the Proposed Purchase Price Allocation or otherwise do not properly deliver a written Purchase Price Allocation Dispute Notice within such thirty-day period, then the Proposed Purchase Price Allocation shall be the final allocation. If the Stockholders properly deliver a timely written Purchase Price Allocation Dispute Notice, then Buyer and the Stockholders shall work together in good faith to attempt to resolve such dispute, and if they are unable to do so, then they shall jointly engage an independent accountant to resolve such dispute. The final allocation, as agreed or deemed agreed or as determined by the independent accountant, taking into account any adjustments pursuant to the next sentence, shall be the “Final Allocation”. Buyer shall update the Final Allocation to reflect any subsequent adjustments (or deemed adjustments) to the total consideration paid pursuant to this Agreement. Each of Buyer and the Stockholders shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with the Final Allocation (as adjusted pursuant to the terms of this Agreement) and will take no position inconsistent therewith for Tax purposes; provided, however, that this Section 5.4(e) shall not prevent Buyer, the Stockholders or any of their Affiliates from settling, or require any of them to litigate, a proposed deficiency, adjustment, suit or other proceeding by any Governmental Entity with respect to the Final Allocation. Buyer and the Stockholders will promptly inform one another in writing of any challenge by any Governmental Entity to any allocation made in accordance with the Final Allocation.

(f)     Without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion, on the Closing Date, the Stockholders shall not, and shall not cause the Taxpayers to, make, change or revoke any Tax election, settle or compromise any claim for Taxes, change (or request to any Governmental Entity to change) any material aspect of any method of accounting for Tax purposes, file any income Tax Return, file any amended Tax Return, fail to file any non-income Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all respects, fail to pay any amount of Taxes when due, enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) or other agreement with any Governmental Entity relating to Taxes, or surrender any claim for a refund of Taxes or take (or fail to take) any other action that could increase the Tax liability of any Taxpayer or any of its Affiliates or decrease any Tax asset of any Taxpayer or any of its Affiliates in any taxable period (or portion thereof) beginning on the Closing Date.

(g)     To the extent such action would reasonably be expect to increase Taxes for which the Stockholders are responsible pursuant to this Agreement, Buyer shall not, and shall not allow the Company or any Subsidiary to, (i) unless otherwise required by applicable Law or as mutually agreed by the Parties, amend any income Tax Return of the Company or Company Subsidiary for any Tax period ending on or before the Closing Date or (ii) otherwise initiate (or agree to) any other Stockholder’s Tax Matter, in each case, without the prior written consent of the Stockholders (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.5     Employee Matters.

(a)     Buyer shall, or shall cause one of its Affiliates (including the Company or any Company Subsidiary) to, credit Company Employees with all service credited to such Company Employees by the Company and each Company Subsidiary under a Company Plan as of the Closing in addition to service earned with Buyer or its Affiliates after the Closing for all purposes (including purposes of eligibility, vesting and levels of benefits, such as the amount of any vacation, sick days, severance, layoff and similar benefits under Buyer’s Benefit Programs), and, subject to the terms and conditions of the Buyer’s Benefits Program, Buyer shall use its commercially reasonable efforts to provide, or cause one of its Affiliates to provide, that Company Employees may commence or continue, as the case may be, participation in Buyer’s Benefit Programs immediately following the Closing Date; provided, however, that the foregoing shall not operate to result in a duplication of benefits and shall not apply to any defined benefit pension, retiree medical or similar plans. Buyer shall use its commercially reasonable efforts to waive, or cause one of its Affiliates to waive, any pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements or waiting periods for participation and coverage applicable under Buyer’s Benefit Programs with respect to Company Employees and their eligible dependents. Buyer shall use its commercially reasonable efforts to credit, or cause one of its Affiliates to credit, Company Employees with any amounts paid under any of the Company Plans prior to the Closing for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements for the plan year that includes the Closing Date as if such amounts had been paid under a corresponding Buyer’s Benefits Program.

(b)     The Parties agree that all provisions contained in this Section 5.5 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 5.5 or otherwise in this Agreement, whether express or implied, shall (i) confer upon any employee, officer, director or individual consultant of the Company or a Company Subsidiary any third party beneficiary rights with respect to the matters under this Section 5.5 or any right to continue in the employ or service of Buyer or any of its Affiliates or (ii) constitute an amendment to any Company Plan or any employee benefit plan or arrangement sponsored or maintained by Buyer (including any Buyer’s Benefit Program).

Section 5.6     Release. Each Acquired Company and Company Subsidiary, for itself and on behalf of its Affiliates and representatives (each, a “Company Party” and collectively, the “Company Parties”) hereby releases and forever discharges each of the Stockholders and each of their respective Affiliates and representatives (individually, a “Company Releasee” and, collectively, “Company Releasees”), from any and all claims, demands, Legal Proceedings, causes of action, orders, obligations, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Company Party, or any of such Company Party’s successors or assigns, now has, has ever had, or may hereafter have against any Company Releasee, in each case solely to the extent arising out, relating to or in connection with any event, fact, circumstance or occurrence existing or occurring on or prior to the Closing and solely with respect to such Company Releasee’s capacity as a stockholder of any Acquired Company (all of the foregoing collectively referred to herein as the “Company Released Claims”); provided, however, that nothing contained herein shall operate to release, discharge or otherwise limit in any manner whatsoever (and the Company Released Claims shall not include) any rights, representations, warranties, covenants, obligations or claims under or arising out of this Agreement or any other Transaction Document.

Section 5.7     Preservation of Records.

(a)     For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Buyer shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Company and the Company Subsidiaries (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company and the Company Subsidiaries reasonably necessary for the filing of Tax Returns by the Stockholders, the preparation for Tax audit by any Governmental Entity and the prosecution or defense of any claim, suit or proceeding relating to any Tax) relating to the conduct of the business and operations of the Company and the Company Subsidiaries prior to the Closing Date (the “Books and Records”). Notwithstanding any other provisions hereof, the obligations of Buyer contained in this Section 5.7(a) shall case to apply in the event of a sale or disposition of the Company or its assets by Buyer.

(b)     To the extent reasonably required in connection with any insurance claims by, Legal Proceedings or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of any Stockholder or any of their respective Affiliates and/or otherwise in connection with any other matter relating to or resulting from this Agreement, Buyer shall, and shall cause the Company and the Company Subsidiaries to, cooperate with such Stockholder and such Stockholder’s counsel in the defense or contest, make available their personnel, and provide such testimony and access to the Books and Records as shall be reasonably requested in connection therewith, all at the sole cost and expense of such Stockholder. Such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries.

Article VI.
INDEMNIFICATION

Section 6.1     Indemnification by the Stockholders. From and after the Closing and subject to the limitations contained in this Article VI, the Stockholders shall, severally, and not jointly, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred by the Buyer or any Affiliate arising out of or resulting from:

(a)     any breach of any representation or warranty of the Stockholders contained in Article II or Article III of this Agreement, other than the Intermediate Representations or the Fundamental Representations;

(b)     any breach of any of the Intermediate Representations;

(c)     any breach of any of the Fundamental Representations;

(d)     a breach or non-fulfilment of any covenant, obligation or agreement of any of the Stockholders contained in this Agreement;

(e)     any (i) Taxes of the Stockholders, (ii) Transfer Taxes for which Stockholders are liable pursuant to Section 5.4(c), (iii) Taxes of the Taxpayers for any taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) any Tax imposed on any Taxpayer by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the date hereof by reason of Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of Law) by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise and (v) any fees and expenses associated with the preparation, investigation, review, remediation and resolution of any of the foregoing;

(f)     any Company Expenses;

(g)     to the extent unpaid as of immediately preceding the Closing, any Indebtedness; or

(h)     the matters set forth on Section 6.1(h) of the Disclosure Schedule.

Section 6.2     Indemnification by the Buyer. The Buyer shall indemnify the Stockholders and the Stockholders’ heirs, beneficiaries, successors and assigns (collectively, the “Stockholder Indemnitees”) in respect of, and hold them harmless against, any and all Damages incurred by the Stockholder Indemnitees arising out of or resulting from:

(a)     any breach of any representation or warranty of Buyer contained in this Agreement; and

(b)     a breach or non-fulfilment of any covenant, obligation or agreement of Buyer contained in this Agreement.

Section 6.3     Indemnification Claims.

(a)     Third Party Claims.

(i)     If any third party shall assert any claim or demand or commence a Legal Proceeding against an Indemnified Party with respect to a claim (a “Third Party Claim”) for which an Indemnified Party will make a claim for indemnification under this Article VI, then the Indemnified Party shall promptly, and in no event later than twenty (20) Business Days after the date on which the Indemnified Party is made aware of such Third Party Claim, provide a written notice of such Third Party Claim to the Indemnifying Party setting forth in reasonable detail the nature of the claim, the basis on which indemnification is sought and, to the extent such amount is reasonably calculable, the amount of the asserted Damages; provided, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall reduce the Indemnified Party’s rights to indemnification under this Article VI unless (and then only to the extent) the Indemnifying Party is actually prejudiced by such delay. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party promptly and in no event later than twenty (20) Business Days following receipt thereof, copies of all correspondence, notices and documents (including court papers) received by the Indemnified Party relating to any such Third Party Claim.

(ii)     Any Indemnifying Party shall have the right (but not the obligation), upon written notice to the Indemnified Party delivered no later than thirty (30) days after receipt by the Indemnifying Party of the claim for indemnification, to assume the conduct and control, through counsel of its choice reasonably satisfactory to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense of the Third Party Claim; provided, that: (A) the Third Party Claim must seek (and continue to seek) solely monetary damages; and (B) the Indemnifying Party expressly agrees in writing that it will be liable for any Damages incurred by the Indemnified Party in connection with such Third Party Claim, subject to the limitations set forth in this Article VI and the additional terms and conditions of this Agreement. To the extent that any Third Party Claim relates to a claim under Sections 6.1(a) or (b) of this Agreement, then the Stockholders shall have the right to assume the conduct and control of such defense in accordance with the immediately preceding sentence. Notwithstanding the foregoing, the Indemnifying Party cannot assume the settlement or defense if the Indemnified Party reasonably believes, on the written advice of counsel, that the Indemnifying Party’s conduct of the Third Party Claim gives rise to a conflict of interest. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in connection therewith on any mutual issue, and the Indemnifying Party shall permit the Indemnified Party to participate in such defense through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne solely by such Indemnified Party. The Indemnified Party shall not pay or settle such Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days after receipt of the claim for indemnification that it elects to undertake the defense of the Third Party Claim or the Indemnifying Party is prevented from undertaking such defense pursuant to the second sentence of this Section 6.3(a)(ii), then the Indemnified Party shall have the right to contest such Third Party Claim but shall not thereby waive any right to seek indemnity from the Indemnifying Party therefor pursuant to this Article VI; provided, that the Indemnifying Party shall have the right to participate, at the Indemnifying Party’s expense, in the defense of any Third Party Claim controlled by the Indemnified Party; provided, further, that any settlement or compromise of any Third Party Claim by the Indemnified Party that includes indemnifiable Damages shall require the prior written consent of the Indemnifying Party. Any settlement or compromise of any Third Party Claim by the Indemnifying Party shall require the prior written consent of the Indemnified Party; provided, that no such consent shall be required for any such settlement or compromise that (1) is exclusively monetary, and the Indemnifying Party will pay greater than two-thirds (2/3) of such amounts, and (2) does not contain an admission of liability on the part of any Indemnified Party.

(iii)     Any party controlling the defense of any Third Party Claim pursuant hereto shall: (A) conduct the defense of such Third Party Claim and keep the other party reasonably informed of material developments in the Third Party Claim at all stages thereof; (B) promptly submit to the other party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (C) permit the other party and its counsel to confer on the conduct of the defense thereof; and (D) use commercially reasonable efforts to permit the other party and its counsel an opportunity to review all material legal papers to be submitted prior to their submission where practicable.

(iv)     All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity is sought hereunder and Buyer and Stockholders (or a duly authorized representative of such Party) shall (and Buyer shall cause the Company to) furnish such records, information and testimony, attend such conferences, discovery proceedings, hearings, trials and appeals, and make such employees available on a mutually convenient basis to provide additional information and explanation of any relevant material, in each case as may be reasonably requested in connection therewith; provided, that notwithstanding anything to the contrary in this Agreement, no party shall be required to disclose any information to the other party or its counsel, accountants or representatives, if doing so would be reasonably expected to violate any Law to which such Person is subject or could jeopardize (in the reasonable discretion of the disclosing party) any attorney-client privilege available with respect to such information; provided further, that the Buyer and the Stockholders shall use commercially reasonable efforts to enter into a joint defense agreement to permit free disclosure of information between the Parties and their respective counsel and representatives without jeopardizing any attorney-client privilege.

(b)     Notwithstanding anything contained in this Section 6.3, the control of any claim, assertion, event or proceeding in respect of Taxes shall be governed exclusively by Section 5.4(d) hereof.

(c)     Matters Not Involving Third Party Claims. An Indemnified Party may make a claim for any matter that does not involve a Third Party Claim in any amount to which they may be entitled under this Article VI by providing a written notice to the appropriate Indemnifying Party promptly after such Indemnified Party has notice of any Damages for which the Indemnified Party will make a claim for indemnification, setting forth in reasonable detail the nature of the claim, the basis on which indemnification is sought and, to the extent such amount is reasonably calculable, the amount of the asserted Damages; provided, however, that no delay on the part of an Indemnified Party in notifying an Indemnifying Party shall reduce the Indemnified Party’s rights to indemnification under this Article VI unless (and then only to the extent) such Indemnifying Party is actually prejudiced by such delay. Such Indemnifying Party may object to the claim for indemnification by delivery of a written notice of such objection to the Indemnified Party within thirty (30) days of such Indemnifying Party’s receipt of the applicable claim for indemnification. If an objection is timely delivered by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of thirty (30) Business Days from the date the Indemnified Party receives such objection prior to commencing any Legal Proceeding with respect to such claim for indemnification.

Section 6.4     Survival of Representations and Warranties. Except in the case of fraud, all representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the date that is twelve (12) months following the Closing Date, except that (x) the Fundamental Representations shall survive the Closing without limitation and (y) the Intermediate Representations shall survive the Closing and terminate on the date following the expiration of the applicable statute of limitations. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

Section 6.5     Limitations.

(a)     The aggregate liability of the Stockholders for Damages under Section 6.1(a) shall not exceed an amount equal to $1,500,000, and the Stockholders shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(a) exceed $400,000 (the “Indemnity Threshold”) (at which point the Stockholders shall become liable only for Damage amounts in excess of the Indemnity Threshold); provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise for fraud, criminal activity or willful misconduct.

(b)     The aggregate liability of the Stockholders for Damages under Section 6.1(b) shall not exceed an amount equal to $4,000,000, and the Stockholders shall not be liable under Section 6.1(b) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(b) exceed the Indemnity Threshold; provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise for fraud, criminal activity or willful misconduct.

(c)     The aggregate liability of the Stockholders for Damages under Section 6.1(c) shall not exceed an amount equal to $37,000,000; provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise for fraud, criminal activity or willful misconduct

(d)     The aggregate liability of the Stockholders for Damages under Section 6.1(d), Section 6.1(e), Section 6.1(f), and Section 6.1(g) shall not exceed an amount equal to $8,000,000; provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise for fraud, criminal activity or willful misconduct.

(e)     The aggregate liability of the Stockholders for Damages under Section 6.1(h) shall not exceed an amount equal to $4,000,000, and the Stockholders shall not be liable under Section 6.1(h) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(h) exceed $200,000; provided, that the limitations set forth in this sentence shall not apply to claims made pursuant to any other subsection of Section 6.1 or otherwise for fraud, criminal activity or willful misconduct.

(f)     Buyer acknowledges that its sole source of recovery and exclusive remedy with respect to Damages claimed under Section 6.1(a) will be, and will not exceed in the aggregate, the Escrow Amount (including in the event that any claim exceeds the Escrow Amount) and none of Buyer nor any of its Affiliates (including the Company and Company Subsidiaries) will have any claim against the Stockholders in respect thereof, except in the case of fraud, criminal activity or willful misconduct.

(g)     For purposes of this Article VI, when determining the amount of Damages arising in connection therefrom, the representations and warranties of the parties shall not be deemed qualified by any reference to “materiality,” “material,” “Material Adverse Effect” or similar phrases that are otherwise set forth therein; provided, however, that the use of the term “Material Contract” in Section 3.14, and the use of dollar-based thresholds to define “Material Contract”, will not be disregarded for any purpose.

(h)     Each of the Parties shall use its commercially reasonable efforts to mitigate any Damages (that is, each of the Parties shall mitigate such Damages in the same manner that they would mitigate such Damages in the absence of the indemnification provided for in this Agreement; provided, however, that none of the Indemnified Parties shall be required to incur any undue expense or take any action that would cause undue hardship, including impairing its ability to conduct business) that are indemnifiable hereunder upon and after becoming aware of any event or condition that would reasonably be expected to give rise to such Damages.

Section 6.6     Release of Escrow Amount. As soon as reasonably practicable after the date that is twelve (12) months after the Closing Date, Buyer and the Stockholders shall submit joint written instructions to the Escrow Agent to release to the Stockholders the remaining amount of cash (if any) in the Escrow Fund at such time, less (a) any amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved claim for indemnification made by Buyer pursuant to this Article VI prior to such date if such claim(s) were resolved in full in favor of the Buyer (which such amounts will continue to be held in the Escrow Fund until the related claims have been finally resolved (and upon any such resolution, the parties will deliver joint written instructions to the Escrow Agent instructing it to release amounts in accordance with such resolution)) and (b) any applicable withholding Tax amount.

Section 6.7     Adjustments for Tax Purposes. Any payments made pursuant to this Article VI or Section 5.4(a) shall be treated as an adjustment to the Purchase Price by the Parties for U.S. federal, state, and local income Tax purposes, unless otherwise required by Law.

Article VII.
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Companies” has the meaning given to such term in the Recitals.

“Acquired Interests” has the meaning given to such term in the Recitals.

“Adjustment Notice” has the meaning given to such term in Section 1.6(d).

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-corruption Law” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Books and Records” has the meaning given to such term in Section 5.7(a).

“Budget Act” means the Bipartisan Budget Act of 2015, and the Sections of the Code and the Treasury Regulations promulgated thereunder with respect thereto.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Common Stock” means a share of common stock of Buyer, $0.01 par value per share.

“Buyer Payoff Amount” means an amount in cash equal to the lesser of (a) $400,000 and (b) the amount set forth in the Queensbury Payoff Letter.

“Buyer Reports” means (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC, and (b) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since March 31, 2020.

“Buyer’s Benefits Programs” means the arrangements and plans under which employee benefits are provided as of the date hereof by Buyer and its Affiliates to employees of Buyer and its Affiliates that are similarly situated as the Company Employees.

“Buyer Shares” has the meaning given to such term in Section 1.3(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (together with all regulations and guidance related thereto issued by a Governmental Entity).

“Cash Purchase Price” has the meaning given to such term in Section 1.3(a).

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control” has the meaning given to such term in Section 1.6(b)(i).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning given to such term in Section 1.4.

“Closing Buyer Shares” has the meaning given to such term in Section 1.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the Recitals.

“Company Data” means all data collected, generated, or received in connection with the services rendered by the Acquired Companies and Company Subsidiaries and the marketing, delivery, or use of any Customer Offering, including Confidential Data, Tracking Data and all credentials collected, held, or otherwise managed by or on behalf of any of the Acquired Companies or Company Subsidiaries.

“Company Expenses” means, without duplication, and to the extent unpaid as of the Closing, the aggregate amount of expenses, obligations and other liabilities payable by any Acquired Company or Company Subsidiary for which any Acquired Company, Company Subsidiary could become liable after the Closing in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including (a) the fees and expenses of any brokers, finders, investment bankers, consultants, agents and other advisors, and (b) all stay bonuses, sales bonuses, change of control payments, severance and other termination payments, retention payments or other payments arising out of or relating to the transactions contemplated by this Agreement or any of the other Transaction Documents and the amount of the employer’s share of any employment, payroll or social security Taxes with respect to the amounts set forth in this clause (b) of this definition.

“Company Financial Statements” means the Company’s compiled statements of assets, liabilities, and stockholders’ equity - tax-basis, related statements of revenues, expenses, and retained earnings - tax-basis, and cash flows - tax-basis.

“Company Group” means, collectively, the Acquired Companies and the Company Subsidiaries.

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by any Acquired Company or Company Subsidiary.

“Company Interim Balance Sheet” means the unaudited balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to any Acquired Company or Company Subsidiary by any third party.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by an Acquired Company or Company Subsidiary, in whole or in part.

“Company Parties” has the meaning given to such term in Section 5.6.

“Company Permits” has the meaning given to such term in Section 3.24(a).

“Company Plan” means any Employee Benefit Plan maintained, sponsored, or contributed to, by any Acquired Company or Company Subsidiary or with respect to which an Acquired Company or Company Subsidiary has or may have any actual or contingent liability with respect to any current or former employee or other service provider of an Acquired Company or Company Subsidiary.

“Company Released Claims” has the meaning given to such term in Section 5.6.

“Company Releasee” has the meaning given to such term in Section 5.6.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of any Acquired Company or Company Subsidiary, alone or jointly with others.

“Company Shares” has the meaning given to such term in the Recitals.

“Company Subsidiaries” means the Subsidiaries of the Acquired Companies.

“Competitive Activities” has the meaning given to such term in Section 5.2(a).

“Confidential Data” means information, including Personal Data, in whatever form that any Acquired Company or Company Subsidiary is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by any Acquired Company or Company Subsidiary that is not intentionally shared with the general public or that is classified by any Acquired Company or Company Subsidiary with a designation that precludes sharing with the general public.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, executed on January 31, 2020 and dated as of January 31, 2019, by and among the Buyer and the Company.

“Contract” means any written or oral agreement, contract, arrangement, understanding, instrument, purchase order, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of indebtedness to which a Person is a party or to which the properties or assets of such Person are subject, and includes any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, service orders, extension or renewals thereof.

“Customer Offerings” means (a) the products (including Software and Documentation) that the Acquired Companies and Company Subsidiaries (i) currently develop, manufacture, market, distribute, make available, sell or license to third parties, or (ii) have developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three (3) years, and (b) the services that the Acquired Companies and Company Subsidiaries (i) currently provide or make available to third parties, or (ii) have provided or made available to third parties within the previous three (3) years.

“Damages” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation). “Damages” shall not include any punitive damages, except to the extent such punitive damages are imposed on any Indemnitee in connection with any Third Party Action.

“Disclosure Schedule” means the disclosure schedule provided by the Stockholders to the Buyer on the date hereof.

“DVAR Product Line Revenue” has the meaning given to such term in Section 1.6(b)(ii).

“Earnout Payment” has the meaning given to such term in Section 1.6(c).

“Earnout Statement” has the meaning given to such term in Section 1.6(d).

“Employee Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject thereto), and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, employment, retention, welfare benefits, vacation, change in control, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation, phantom stock, or other forms of incentive compensation or post-retirement compensation.

“Enforceability Exceptions” means, with respect to enforcement of the terms and provisions of this Agreement and each Transaction Document: (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally; and (b) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any current federal, state or local Law, statute, ordinance, rule, order, or regulation relating to the environment, or exposure of persons or other living beings or property to Materials of Environmental Concern, including without limitation any statute, ordinance, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, manufacture, processing, use, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern; (b) air and water pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; and (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Securities” means, with respect to any Person, any (a) shares of capital stock, equity interests, voting securities or other ownership interests in such Person, (b) options, warrants, calls, subscriptions, agreements, obligations, “phantom” rights, interest appreciation rights, performance units, profits interests or other rights, convertible or exchangeable securities, agreement, Contracts or commitments of any character obligating such Person to issue, transfer, deliver or sell any membership interest or other equity or voting interest in such Person or securities convertible into or exchangeable for such shares or equity or voting interests relating to or based on the value of the equity securities of such Person, (c) obligations of such Person to repurchase, redeem or otherwise acquire any of the foregoing or (d) voting trusts, equityholder agreements, registration rights agreements, voting agreements or similar agreements to which such Person is a party or, to the knowledge of such Person, among securityholders of such Person, with respect to the voting of, or other matters related to, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Acquired Company or Company Subsidiary.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among the Buyer, the Stockholders and the Escrow Agent.

“Escrow Amount” means $1,500,000.

“Escrow Fund” has the meaning given to such term in Section 1.7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Final Allocation” has the meaning given to such term in Section 5.4(e).

“Final 2020 HoldCo Income Tax Returns” has the meaning given to such term in Section 5.4(a)(i).

“Financial Statements” means the Company Financial Statements.

“First Total Revenue Objective” has the meaning given to such term in Section 1.6(b)(iii).

“Fourth Total Revenue Objective” has the meaning given to such term in Section 1.6(b)(iv).

“F. Steciuk” has the meaning set forth in the preamble to this Agreement.

“Fundamental Representation” means any representation or warranty set forth in (a) Section 2.1 (Title), (b) Section 2.2 (Authority), (c) Section 2.5 (Brokers), (d) Section 3.1 (Organization, Qualification and Corporate Power), (e) Section 3.2 (Capitalization), (f) Section 3.3 (Subsidiaries), (g) Section 3.26 (Brokers’ Fees), (h) Section 4.1 (Organization, Qualification and Corporate Power), (i) Section 4.2 (Authorization of Transaction), and (j) Section 4.4 (Brokers’ Fees).

“GAAP” means the generally accepted accounting principles in the United States.

“General Release” has the meaning given to such term in the Recitals.

“Giudice Employment Contract” means that certain Service Marketing and Consulting Contract, dated as of November 1, 2017, between the Company and Rodrigo Dunner Giudice.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation, formation or organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, equityholders’ agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Governmental Entity” means any foreign, national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, any arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“HoldCo” has the meaning given to such term in the Recitals.

“HoldCo Interests” has the meaning given to such term in the Recitals.

“Indebtedness” means, at any specified time, any of the following of any Acquired Company or Company Subsidiary (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, premiums or penalties (for prepayment or otherwise), expenses, commitment and other fees): (a) indebtedness of any Acquired Company or Company Subsidiary for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities), including any intercompany term debt with Affiliates, (b) obligations of any Acquired Company or Company Subsidiary evidenced by bonds, notes, debentures, letters of credit, performance bonds or similar instruments, (c) obligations of any Acquired Company or Company Subsidiary under any lease of property (real or personal), which obligations are required to be classified as capital leases in accordance with GAAP, (d) obligations of any Acquired Company or Company Subsidiary under conditional sale or other title retention agreements relating to any purchased property or for the deferred purchase price of property or services (including any earnouts or other contingent payments), (e) hedging instruments, swaps and other similar items and (f) obligations of any Acquired Company or Company Subsidiary to guarantee any of the foregoing types of payment obligations on behalf of any Person other than any Acquired Company or Company Subsidiary.

“Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.

“Indemnity Threshold” has the meaning set forth in Section 6.5(a).

“Intellectual Property” means all intellectual property, intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including:

(a)     Patent Rights;

(b)     Trademarks and all goodwill in the Trademarks;

(c)     copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)     mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)     inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)     other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Interim Balance Sheets” means the Company Interim Balance Sheet.

“Interim Balance Sheet Date” means September 30, 2020.

“Intermediate Representations” means any representation or warranty set forth in (a) Section 3.8 (Tax Matters), (b) Section 3.11 (Intellectual Property) and (c) Section 3.22 (Environmental Matters).

“Inventions Assignment and Confidentiality Agreement” has the meaning given to such term in the Recitals.

“KeyBank Revolver” means that line of credit for $2,500,000 evidenced by that certain Promissory Note, dated as of February 20, 2018, issued by the Company, as borrower, to KeyBank National Association, as lender.

“Law” means any U.S. federal, state, local, or foreign law, statute, code, directive, common law, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree, in each case, of any Governmental Entity.

“Lease” means any lease or sublease pursuant to which any Acquired Company or Company Subsidiary leases or subleases from another party any real property, including all amendments and modifications thereto.

“Leased Real Property” means all real property leased or subleased by any Acquired Company or Company Subsidiary as tenant or lessee.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, charge, voting trust arrangement, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, assessment reservation, collateral assignment, encroachment, community property interest, preference, priority or preferential arrangement of any kind or nature whatsoever, or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law and whether or not filed, recorded or otherwise perfected or effective under any Law.

“Lien Release Documents” means, collectively, (a) a UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of any of any Acquired Company or Company Subsidiary in connection with each of the Queensbury Property Debt and the KeyBank Revolver and (b) if applicable, forms of notices of termination for any account control agreements entered into in connection with the incurrence of each of the Queensbury Property Debt and the KeyBank Revolver.

“Material Adverse Effect” means any fact, change, event, occurrence or development that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries; (b) general business or economic conditions affecting the industries in which the Acquired Companies operate; (c) effects resulting from acts of terrorism, war or other military conflict, earthquake, fire, storm, flood or other natural disaster, weather conditions, epidemics or pandemics (including, without limitation, the COVID-19 pandemic) or other acts of God; (d) changes in Law or GAAP, or any interpretation thereof; (e) any actions permitted or contemplated by this Agreement; (f) any effects caused by the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by the Buyer or any of its Affiliates of its plans or intentions with respect to the business of the Acquired Companies; (g) any actions taken, or failure to take action, in each case, to which Buyer has expressly approved, consented to or requested in writing; (h) any of the matters disclosed on the Disclosure Schedule; (i) any action required to be taken under any Law or Order or any existing Contract; (j) seasonal changes in the results of operations of the Acquired Companies; or (k) any failure of the Acquired Companies to meet any financial forecasts, projections or estimates; provided, further, that with respect to the foregoing subclauses (a), (b), (c) and (d)), any such effect shall be taken into account if and to the extent it, individually or in the aggregate with any other effect, disproportionately affects the Acquired Companies, taken as a whole, compared to other companies operating in the industries in which the Company or any Company Subsidiary, as applicable, operates. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term “Material Adverse Effect”.

“Material Contract” has the meaning given to such term in Section 3.14(a).

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances, pesticides, polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Environmental Law.

“NEPSI Product Line Revenue” has the meaning given to such term in Section 1.6(b)(v).

“NEPSI & DVAR Product Line Revenue” has the meaning given to such term in Section 1.6(b)(vi).

“Nixon” has the meaning given to such term in Section 8.13.

“OFAC” has the meaning given to such term in Section 3.24(c).

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” has the meaning given to such term in Section 3.10(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Pa. Steciuk” has the meaning set forth in the preamble to this Agreement.

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all continuations, continuations-in-part, divisionals, provisional applications, reissues, reexaminations, substitutes and extensions of any of the foregoing).

“Payor” has the meaning given to such term in Section 1.8.

“Performance Period” has the meaning given to such term in Section 1.6(b)(vii).

“Performance Shares” has the meaning given to such term in Section 1.3(c).

“Performance Year” has the meaning given to such term in Section 1.6(b)(viii).

“Performance Year Revenue Objective” has the meaning given to such term in Section 1.6(b)(ix).

“Permits” has the meaning given to such term in Section 3.24(a).

“Permitted Liens” means (a) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which are for amounts not yet due and payable or for amounts being contested in good faith by appropriate Legal Proceedings for which adequate reserves have been made; (c) purchase money Liens and Liens securing rental payments under a capital or operating lease; (d) Liens arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (e) the following Liens affecting the real property owned or leased by the Company and the Company Subsidiaries (to the extent they do not materially impact the current use, operation or value thereof): (i) servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, easements for streets, alleys, highways, telephone lines, gas pipelines, power lines and railways, and other easements or rights of way on, over or in respect of any such real property which do not materially interfere with the use of such real property for its current use, (ii) conditions, covenants or other similar restrictions which are of record and affecting title to any real property owned or leased by the Company and the Company Subsidiaries, (iii) Liens made by the lessors under and in accordance with the terms of any real property lease or encumbering the interests of the lessors in such real property and (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entity having jurisdiction over such real property, (f) Liens created by licenses granted in the Ordinary Course of Business in any Intellectual Property of the Company or the Company Subsidiaries; (g) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Company’s or any Company Subsidiary’s assets; (h) matters disclosed on Schedule IV hereto.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Entity.

“Personal Data” means any data or information relating to an identified or identifiable natural person. An “identified person” or “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including Tracking Data, unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information. The term “Personal Data” shall also mean “personal information”, “personal data”, “personal health information” and “personal financial information”, each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual. Personal Data includes pseudonymized data.

“Pe. Steciuk” has the meaning set forth in the preamble to this Agreement.

“Privacy Commitments” means any and all (a) applicable Privacy Laws; (b) contracts with third-parties governing privacy and data issues into which any Acquired Company or Company Subsidiary has entered or by which it is otherwise bound; (c) third-party privacy policies, terms of use, and similar documents that any Acquired Company or Company Subsidiary is or has been contractually obligated to comply with; and (d) industry standards applicable to the industry in which the Acquired Company or Company Subsidiary operates.

“Privacy Laws” means any Laws pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws, implementing Laws, ordinances, permit, regulation, rule, code, order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Body, including, as applicable, the General Data Protection Regulation 2016/679 (GDPR), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), and all similar applicable foreign federal and state information privacy and security Laws.

“Privileged Materials” has the meaning given to such term in Section 8.13.

“Process” or “Processing” means, with respect to Personal Data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data.

“Proposed Purchase Price Allocation” has the meaning given to such term in Section 5.4(e).

“Purchase Price” has the meaning given to such term in Section 1.3.

“Purchase Price Allocation Dispute Notice” has the meaning given to such term in Section 5.4(e).

“Queensbury Property” means the real property owned by HoldCo with a mailing address of 66 Carey Road, located in the town of Queensbury, County of Warren, State of New York, and described in greater detail on Schedule A to that certain Mortgage, dated as of June 30, 2011, between Northeast Power Realty, LLC and KeyBank National Association.

“Queensbury Property Debt” means all outstanding Indebtedness (including, without limitation, all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) with respect to the Queensbury Property owing to KeyBank National Association.

“Queensbury Payoff Letter” means a final customary payoff letter from the holder (or the agent or trustee on behalf thereof) of the Queensbury Property Debt setting forth (a) the amount required to pay off in full on the Closing Date all of the Queensbury Property Debt owing to such Person and wire transfer information for such payment and (b) the commitment of such Person to release all Liens, if any, relating to such Queensbury Property Debt following satisfaction of the payment terms contained in such payoff letter.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Remaining Payoff Amount” means an amount in cash equal to the difference, if any, of (a) the amount set forth the Queensbury Payoff Letter and (b) $400,000.

“Restricted Period” has the meaning given to such term in Section 5.2(a).

“Revenue Objective” has the meaning given to such term in Section 1.6(b)(x).

“Revolver Payoff Amount” means the amount set forth in the Revolver Payoff Letter.

“Revolver Payoff Letter” means a final customary payoff letter from the holder (or the agent or trustee on behalf thereof) of the debt under the KeyBank Revolver setting forth (a) the amount required to pay off in full on the Closing Date all of the amounts owing under the KeyBank Revolver to such Person and wire transfer information for such payment and (b) the commitment of such Person to release all Liens, if any, relating to such KeyBank Revolver following satisfaction of the payment terms contained in such payoff letter.

“SEC” means the United States Securities and Exchange Commission.

“Second Total Revenue Objective” has the meaning given to such term in Section 1.6(b)(ix).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning given to such term in Section 3.12(f).

“Seller Group” has the meaning given to such term in Section 8.13.

“Short Period 2020 Company Income Tax Returns” has the meaning given to such term in Section 5.4(a)(i).

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Special Accountants” has the meaning given to such term in Section 1.6(e).

“Special Accountants’ Report” has the meaning given to such term in Section 1.6(e).

“Specified Employees” has the meaning given to such term in the Recitals.

“Stockholder(s)” has the meaning set forth in the preamble to this Agreement.

“Stockholder Tax Contest Claim” has the meaning given to such term in Section 5.4(d).

“Stockholders Tax Matter” (a) filing any ruling request with any Governmental Entity that relates to Taxes or Tax Returns of the Company or any Subsidiary for a Tax period ending on or before the Closing Date or (b) the initiation of any disclosure to, or discussions with, any Governmental Entity regarding any Tax on or Tax Return of the Company or any Subsidiary for any Tax period, ending on or before the Closing Date, including initiating any disclosure to, or discussions with, a Governmental Entity with respect to filing Tax Returns for any such Tax period in jurisdictions that the Company or any Company Subsidiary filed a Tax Return or paid Taxes for such Tax period; provided, however, that nothing in this definition shall prevent the Buyer, the Acquired Companies or any of their Affiliates from complying with applicable law with respect to any Taxable period that ends after the Closing Date.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries.

“Tax Contest Claim” has the meaning given to such term in Section 5.4(d).

“Taxes” (including with correlative meaning “Tax” and “Taxable”) means (a) any and all taxes, any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity, and (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof.

“Taxpayer” means the Acquired Companies, Company Subsidiaries and any predecessor to any of the foregoing.

“Tax Returns” means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments thereof, and, for the avoidance of doubt, including TD Form 90-22.1 (and its successor form, FinCEN Form 114).

“Third Party Action” means any suit or proceeding by a Person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Third Party Claim” has the meaning given to such term in Section 6.3(a)(i).

“Third Total Revenue Objective” has the meaning given to such term in Section 1.6(b)(xii).

“to the Knowledge of the Stockholders” and any phrase of similar import shall mean the actual knowledge of any of the Stockholders.

“Tracking Data” means (a) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (c) any device identification, device activity data or data collected from a networked physical object.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, uniform resource locators and social media accounts and handles, trade names, corporate names and doing business designations and other source or business identifiers and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

“Trading Day” means any day on which the Nasdaq Global Select Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“Transaction Documents” means this Agreement, the Key Employee Agreements, the General Releases, the Escrow Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed, delivered or obtained in connection with the transactions contemplated hereby.

“Transfer Taxes” means any sales, use, transfer, stamp, recording, real estate and similar Taxes and related fees incurred as a result of the transactions contemplated by this Agreement.

“Treasury Regulations” means proposed, temporary and final regulations issued by the U.S. Treasury Department under the Code.

“Verification Period” has the meaning given to such term in Section 1.6(d).

Article VIII.
MISCELLANEOUS

Section 8.1     Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure required by applicable Law, regulation or stock market rule.

Section 8.2     Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by facsimile or email of a PDF transmission (with confirmation of transmission), (c) one (1) Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) three (3) Business Days after being mailed to the addressee by certified or registered mail, return receipt requested and postage prepaid, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties in accordance with this Section 8.2):

To the Buyer:	American Superconductor Corporation 114 East Main Street Ayer, MA 01432 Attn: John R. Samia, General Counsel and Corporate Secretary E-mail: john.samia@amsc.com
With a copy to:

Latham & Watkins LLP
200 Clarendon St.
Boston, MA 02116
Attention: Peter Handrinos
      Philip Rossetti
E-mail: peter.handrinos@lw.com

philip.rossetti@lw.com

and

Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Jonathan P. Solomon
E-mail: jonathan.solomon@lw.com

To the Stockholders:

if to F. Steciuk, then to:

62 Country Club Road

Queensbury, New York 12804

Email: frank.steciuk@nepsi.com

or, if to Pa. Steciuk, then to:

10 America Way

Saratoga Springs, New York 12866

Email: paul.steciuk@nepsi.com

or, if to Pe. Steciuk, then to:

175 Assembly Point Road

Lake George, New York 12845

Email: peter.steciuk@nepsi.com

With a copy to:	Nixon Peabody LLP 1300 Clinton Square Rochester, NY 14604 Attention: Katarzyna D. Murphy Tyler J. Savage Email: kmurphy@nixonpeabody.com tsavage@nixonpeabody.com

Section 8.3     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the Buyer and each of the Stockholders. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Stockholders from any obligation or liability under this Agreement.

Section 8.4     Entire Agreement; Amendments; Attachments. This Agreement, the other Transaction Documents, all Schedules and Exhibits hereto, all agreements and instruments to be delivered by the Parties pursuant hereto, and the Confidentiality Agreement collectively represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Buyer and the Stockholders may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and each of the Stockholders. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

Section 8.5     Severability. Without limiting Section 5.2(e), any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 8.6     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 8.7     Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of New York.

Section 8.8     Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the State of New York over all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents, and each Party hereby irrevocably agrees that all claims in respect of any such action or cause of action related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.9     Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

Section 8.10     Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signature.

Section 8.11     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT).

Section 8.12     Confidentiality Agreement. The Parties agree that the Confidentiality Agreement shall be terminated effective at the Closing without any further action on behalf of the Parties or the Company.

Section 8.13     Privileges; Conflicts. Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its representatives and Affiliates, that Nixon Peabody LLP (“Nixon”) has acted as counsel for the Acquired Companies and the Company Subsidiaries and that Nixon has jointly represented the Acquired Companies and the Company Subsidiaries, in each case, in connection with this Agreement and the transactions contemplated hereby. After the Closing, it is possible that Nixon will represent one or more of the Stockholders and/or their respective representatives and Affiliates (individually and collectively, the “Seller Group”) in connection with a variety of matters, including matters adverse or potentially adverse to the interests of the Buyer, the Acquired Companies and/or the Company Subsidiaries. Each of the Parties hereby agrees that Nixon (or any successor) may serve as counsel to all or a portion of the Seller Group, in connection with any such matter arising after the date hereof. Each of the Parties consents to such representation, and waives any conflict of interest arising therefrom. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. Each of the Parties further agrees that all communications or privileged materials between Nixon, on the one hand, and the Acquired Companies or any Company Subsidiary (or any representative of the Acquired Companies or any Company Subsidiary), on the other hand, prior to the Closing (together with any other legally protected or privileged communications or materials including those between or among the Acquired Companies and the Company Subsidiaries) (collectively, “Privileged Materials”) are the property of the Stockholders and that the Buyer, the Acquired Companies and the Company Subsidiaries cannot obtain copies of, or access to, any such Privileged Materials without a waiver from the Stockholders. Each of the Parties expressly agrees that, at and after the Closing (and continuing indefinitely thereafter), any privilege related to any of the Privileged Materials shall be solely controlled by the Stockholders. The Buyer further agrees that it will not, and that it will not permit the Acquired Companies or any Company Subsidiary to, seek to obtain any such Privileged Materials, including by way of review of any electronic communications or documents or by seeking to have any Stockholder waive the attorney-client or other privilege, or by otherwise asserting that the Buyer has the right to waive the attorney-client or other privilege. In the event that any of the Buyer, the Acquired Companies or any Company Subsidiary is required by order to access or obtain a copy of such Privileged Materials, the Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Stockholders in writing (including by making specific reference to this Section 8.13) so that the Stockholders can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith. Notwithstanding the foregoing, in the event that a dispute arises between any of the Buyer, the Acquired Companies, any Company Subsidiary or any of their respective Affiliates, on the one hand, and a third party or Governmental Entity other than any Stockholders or their respective Affiliates, on the other hand, the Buyer, the Acquired Companies, any Company Subsidiary or any of their respective Affiliates may assert the attorney-client privilege to prevent the disclosure of the Privileged Materials to such third party.

Section 8.14     Headings; Construction. The headings and captions contained in this Agreement are provided for convenience only and will not affect its construction or interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:
AMERICAN SUPERCONDUCTOR CORPORATION
By: _/s/ John W. Kosiba, Jr._____________________
Name: John W. Kosiba, Jr.
Title: Senior Vice President and Chief Financial Officer

STOCKHOLDERS:

_/s/ Francis J. Steciuk________________ Frank J. Steciuk

_/s/ Paul B. Steciuk___________________ Paul B. Steciuk

_/s/ Peter A. Steciuk___________________ Peter A. Steciuk